Exhibit 10.1

FOURTH AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT),

PNC CAPITAL MARKETS LLC

(AS LEAD ARRANGER)

WITH

STREAM HOLDINGS CORPORATION

(AS BORROWING AGENT),

STREAM GLOBAL SERVICES, INC. (“SGS”)

(formerly known as GLOBAL BPO SERVICES CORP.)

(AS A GUARANTOR)

AND

THE OTHER LOAN PARTIES SIGNATORY HERETO

(AS LOAN PARTIES)

July 31, 2008

TABLE OF CONTENTS

I.	DEFINITIONS.		2
	1.1.	Accounting Terms	2
	1.2.	General Terms	3
	1.3.	Uniform Commercial Code Terms	30
	1.4.	Certain Matters of Construction	30

II.	ADVANCES, PAYMENTS.		31
	2.1.	Advances, Payments.	31
	2.2.	Procedure for Borrowing Advances.	33
	2.3.	Disbursement of Advance Proceeds	35
	2.4.	Term Loans	36
	2.5.	Swingline Loans.	36
	2.6.	Repayment of Advances.	37
	2.7.	Repayment of Excess Advances	38
	2.8.	Statement of Account	38
	2.9.	Letters of Credit	38
	2.10.	Issuance of Letters of Credit.	39
	2.11.	Requirements For Issuance of Letters of Credit	39
	2.12.	Disbursements, Reimbursement.	40
	2.13.	Repayment of Participation Advances.	41
	2.14.	Documentation	41
	2.15.	Determination to Honor Drawing Request	42
	2.16.	Nature of Participation and Reimbursement Obligations	42
	2.17.	Indemnity	43
	2.18.	Liability for Acts and Omissions	43
	2.19.	Additional Payments	45
	2.20.	Manner of Borrowing and Payment.	45
	2.21.	Mandatory Prepayments.	47
	2.22.	Use of Proceeds	48
	2.23.	Defaulting Lender.	48

III.	INTEREST AND FEES.		49
	3.1.	Interest	49
	3.2.	Letter of Credit Fees.	49
	3.3.	Facility Fee	50
	3.4.	Fee Letter	51
	3.5.	Computation of Interest and Fees	51
	3.6.	Maximum Charges	51
	3.7.	Increased Costs	51
	3.8.	Basis For Determining Interest Rate Inadequate or Unfair	52
	3.9.	Capital Adequacy.	52

	3.10.	Gross Up for Taxes.	53
	3.11.	Compliance with the Interest Act (Canada)	55
	3.12.	Judgment Currency	55

IV.	COLLATERAL: GENERAL TERMS		56
	4.1.	Security Interest in the Collateral.	56
	4.2.	Perfection of Security Interest.	57
	4.3.	Disposition of Collateral	58
	4.4.	Preservation of Collateral	58
	4.5.	Ownership of Collateral	58
	4.6.	Defense of Agent’s and Lenders’ Interests	59
	4.7.	Books and Records	59
	4.8.	Financial Disclosure	59
	4.9.	Compliance with Laws	60
	4.10.	Inspection of Property; Books and Records; Discussions	60
	4.11.	Insurance	60
	4.12.	Failure to Pay Insurance	61
	4.13.	Payment of Taxes	61
	4.14.	Payment of Leasehold Obligations	62
	4.15.	Receivables.	62
	4.16.	Intentionally Omitted.	65
	4.17.	Maintenance of Equipment	65
	4.18.	Exculpation of Liability	66
	4.19.	Environmental Matters.	66
	4.20.	Financing Statements	68

V.	REPRESENTATIONS AND WARRANTIES.		68
	5.1.	Authority	68
	5.2.	Formation and Qualification.	68
	5.3.	Survival of Representations and Warranties	69
	5.4.	Tax Returns	69
	5.5.	Financial Statements.	69
	5.6.	Corporate Name	70
	5.7.	O.S.H.A. and Environmental Compliance	70
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default.	70
	5.9.	Patents, Trademarks, Copyrights and Licenses	72
	5.10.	Licenses and Permits	72
	5.11.	Default of Indebtedness	72
	5.12.	No Default	72
	5.13.	No Burdensome Restrictions	72
	5.14.	Labor Matters.	73
	5.15.	Margin Regulations	73
	5.16.	Investment Company Act	73
	5.17.	Disclosure	73
	5.18.	Acquisition Agreement; Ares Transaction Agreement	73

	5.19.	Swap Obligations	73
	5.20.	Conflicting Agreements	74
	5.21.	Application of Certain Laws and Regulations	74
	5.22.	Business and Property of Borrowers	74
	5.23.	Section 20 Subsidiaries	74
	5.24.	Material Customers	74
	5.25.	Anti-Terrorism Laws.	74

VI.	AFFIRMATIVE COVENANTS.		75
	6.1.	Payment of Fees	75
	6.2.	Conduct of Business and Maintenance of Existence and Assets	75
	6.3.	Violations	76
	6.4.	Government Receivables	76
	6.5.	Undrawn Availability	76
	6.6.	Net Worth	76
	6.7.	Fixed Charge Coverage Ratio	76
	6.8.	Execution of Supplemental Instruments	76
	6.9.	Payment of Indebtedness	76
	6.10.	Standards of Financial Statements	77
	6.11.	Exercise of Rights	77
	6.12.	Payment of Taxes and Claims	77
	6.13.	Back-up of Books and Records	77
	6.14.	Leasehold Agreements	77

VII.	NEGATIVE COVENANTS.		78
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	78
	7.2.	Creation of Liens	78
	7.3.	Guarantees	78
	7.4.	Investments	78
	7.5.	Loans	79
	7.6.	Capital Expenditures	79
	7.7.	Dividends	79
	7.8.	Indebtedness	80
	7.9.	Nature of Business	80
	7.10.	Transactions with Affiliates	80
	7.11.	Leases	81
	7.12.	Subsidiaries	81
	7.13.	Fiscal Year and Accounting Changes	81
	7.14.	Pledge of Credit	81
	7.15.	Amendment of Articles of Incorporation, By-Laws	81
	7.16.	Compliance with ERISA	82
	7.17.	Prepayment of Indebtedness	82
	7.18.	Anti-Terrorism Laws	82
	7.19.	Other Agreements	83
	7.20.	No Additional Bank Accounts; No Excess Cash	83
	7.21.	Swap Obligations	83
	7.22.	Stream Nevada	83

VIII.	CONDITIONS PRECEDENT.		83
	8.1.	Conditions to Initial Advances	83
	8.2.	Conditions to Each Advance	87

IX.	INFORMATION AS TO LOAN PARTIES.		88
	9.1.	Disclosure of Material Matters	88
	9.2.	Borrowing Base Certificates; Schedules	88
	9.3.	Environmental Reports	89
	9.4.	Litigation	89
	9.5.	Material Occurrences	89
	9.6.	Government Receivables	89
	9.7.	Annual Financial Statements	89
	9.8.	Quarterly Financial Statements	90
	9.9.	Monthly Financial Statements	90
	9.10.	Other Reports	90
	9.11.	Additional Information	90
	9.12.	Projected Operating Budget	90
	9.13.	Variances From Operating Budget	91
	9.14.	Notice of Suits, Adverse Events	91
	9.15.	ERISA Notices and Requests	91
	9.16.	Opening Balance Sheet	92
	9.17.	Additional Documents	92

X.	EVENTS OF DEFAULT.		92

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.		97
	11.1.	Rights and Remedies	97
	11.2.	Agent’s Discretion	98
	11.3.	Setoff	98
	11.4.	Rights and Remedies not Exclusive	98
	11.5.	Allocation of Payments After Event of Default	98

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.		100
	12.1.	Waiver of Notice	100
	12.2.	Delay	100
	12.3.	Jury Waiver	100

XIII.	EFFECTIVE DATE AND TERMINATION.		100
	13.1.	Term	100
	13.2.	Termination	100

XIV.	REGARDING AGENT.		101
	14.1.	Appointment	101
	14.2.	Nature of Duties	101
	14.3.	Lack of Reliance on Agent and Resignation	102
	14.4.	Certain Rights of Agent	102
	14.5.	Reliance	103
	14.6.	Notice of Default	103
	14.7.	Indemnification	103
	14.8.	Agent in its Individual Capacity	103
	14.9.	Delivery of Documents	103
	14.10.	Borrowers’ Undertaking to Agent	104
	14.11.	No Reliance on Agent’s Customer Identification	104

XV.	GUARANTEE.		104
	15.1.	Guaranty	104
	15.2.	Intentionally Omitted.	104
	15.3.	Waivers	104
	15.4.	No Defense	105
	15.5.	Guaranty of Payment	105
	15.6.	Indemnity	105
	15.7.	Liabilities Absolute	105
	15.8.	Waiver of Notice	107
	15.9.	Agent’s Discretion	107
	15.10.	Reinstatement.	107
	15.11.	Action Upon Event of Default	108
	15.12.	Statute of Limitations	109
	15.13.	Interest	109
	15.14.	Guarantor’s Investigation	109
	15.15.	Termination	109

XVI.	BORROWING AGENCY.		109
	16.1.	Borrowing Agency Provisions; Several Nature of Foreign Borrowers.	109
	16.2.	Waivers	110
	16.3.	Limitation on Liability of Foreign Borrowers	110
	16.4.	Limitation on Liability of Stream Germany.	111
	16.5.	Parallel Debt Foreign.	112
	16.6.	Parallel Debt US.	113

XVII.	MISCELLANEOUS.		114
	17.1.	Governing Law	114
	17.2.	Entire Understanding.	114
	17.3.	Successors and Assigns; Participations; New Lenders.	116

17.4.	Application of Payments	118
17.5.	Indemnity	118
17.6.	Notice	119
17.7.	Survival	121
17.8.	Severability	121
17.9.	Expenses	121
17.10.	Injunctive Relief	121
17.11.	Consequential Damages	122
17.12.	Replacement of Lenders	122
17.13.	Captions	123
17.14.	Counterparts; Telecopied Signatures	123
17.15.	Construction	123
17.16.	Confidentiality; Sharing Information.	123
17.17.	Publicity	123
17.18.	USA Patriot Act	124

List of Exhibits and Schedules

Exhibits
Exhibit 2.1-US	Form of Amended and Restated Revolving Credit Note (US)
Exhibit 2.1-F	Form of Amended and Restated Revolving Credit Note (Foreign)
Exhibit 2.4-US	Form of Amended and Restated Term Note (US)
Exhibit 2.4-F	Form of Amended and Restated Term Note (Foreign)
Exhibit 2.5(a)	Swingline Note
Exhibit 8.1(k)	Financial Condition Certificates
Exhibit 17.3	Commitment Transfer Supplement
Exhibit A	Borrowing Base Certificate

Schedules
Schedule 1.2	Financing Statements (Liens)
Schedule 4.5	Equipment Locations
Schedule 4.15(c)	Location of Executive Offices
Schedule 4.19	Real Property
Schedule 5.2(a)	States of Qualification, Incorporation and Good Standing; and Organizational ID
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Numbers; Audits
Schedule 5.6	Prior Names
Schedule 5.7	Environmental Compliance
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.14	Labor Matters
Schedule 5.20	Conflicting Agreements
Schedule 5.24	Material Customers
Schedule 7.3	Guarantees
Schedule 7.4	Investments

FOURTH AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of July 31, 2008 by and among STREAM HOLDINGS CORPORATION, a Delaware corporation (“SHC”), STREAM FLORIDA INC., a Delaware corporation and a wholly-owned Subsidiary of SHC (“SFI”), STREAM INTERNATIONAL INC., a Delaware corporation and a wholly-owned Subsidiary of SHC (“Stream”), and STREAM NEW YORK INC. a Delaware corporation and a wholly-owned Subsidiary of SHC (“SNY”) (SFI, Stream and SNY, each a “US Borrower” and collectively the “US Borrowers”), STREAM INTERNATIONAL CANADA INC., a company organized under the laws of Ontario and a Subsidiary of Stream (“Stream Canada”), and STREAM INTERNATIONAL EUROPE B.V., a company organized under the laws of the Netherlands and a wholly-owned Subsidiary of Stream (“Stream BV”), STREAM INTERNATIONAL SERVICE EUROPE B.V., a company organized under the laws of the Netherlands and a wholly-owned Subsidiary of Stream International (Bermuda) Ltd. (“Stream Service BV”), STREAM INTERNATIONAL (N.I.) LTD., a company organized under the laws of Northern Ireland and a Subsidiary of Stream (“Stream UK”) and STREAM INTERNATIONAL GMBH, a company organized under the laws of Germany and a Subsidiary of Stream (“Stream Germany”) (Stream Canada, Stream BV, Stream Service BV, Stream UK and Stream Germany, each a “Foreign Borrower” and collectively the “Foreign Borrowers”) (US Borrowers and the Foreign Borrowers, each a “Borrower” and collectively the “Borrowers”), and STREAM GLOBAL SERVICES, INC. (formerly known as GLOBAL BPO SERVICES CORP.), a Delaware corporation and, as of the Closing Date, the owner of all of the issued and outstanding shares of the capital stock of SHC (“SGS”) (SHC and SGS, each a “Guarantor” and collectively the “Guarantors”; Borrowers and Guarantors, each a “Loan Party” and collectively the “Loan Parties”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”), PNC as “Swingline Lender” (as hereafter defined) and PNC CAPITAL MARKETS LLC., as sole lead arranger (“Lead Arranger”).

BACKGROUND

Loan Parties, Lenders and Agent entered into that certain Third Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of May 31, 2006 (as amended by Amendment No. 1 to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement, Waiver and Consent, dated as of October 31, 2006, Amendment No. 2, Waiver and Consent to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of August 30, 2007, and as same may hereafter be further amended, restated or otherwise modified from time to time, the “Third Restated Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

SGS (then known as Global BPO Services Corp. (“Global BPO”)) has entered into an Agreement and Plan of Merger by and among Global BPO, River Acquisition Subsidiary Corp. (a Delaware corporation which is a wholly-owned Subsidiary of Global BPO (“RASC”)) and

SHC dated as of January 27, 2008, as amended and restated on June 2, 2008 (the “Acquisition Agreement”), pursuant to which Global BPO shall have acquired 100% of the issued and outstanding shares of the capital stock of SHC (the “Acquisition”). Subsequent to consummation of the Acquisition, Global BPO shall have changed its name to Stream Global Services, Inc.

Notwithstanding the Acquisition, and the Change of Ownership provision contained in the Third Restated Loan Agreement, SGS has requested Agent and Lenders to continue the financing of Borrowers established under the Third Restated Loan Agreement, and to increase the aggregate credit facility to $107,809,697.60, to consist of (a) Term Loan US which, as of the date of this Agreement, shall be in the outstanding principal balance of $5,294,144.03 (of which $568,680.77 is attributable to Term Loan A and $4,725,463.26 is attributable to Term Loan C, as such terms are defined in the Third Restated Loan Agreement), (b) a Term Loan Foreign which, as of the date of this Agreement, shall be in the outstanding principal balance of $2,515,553.57 (of which $519,377.63 is attributable to Term Loan B and $1,996,175.94 is attributable to Term Loan D, as such terms are defined in the Third Restated Loan Agreement), and (c) an increased Maximum Revolving Credit Amount of $100,000,000 (of which not more than $50,000,000 may at any time be outstanding to Foreign Borrowers in the aggregate, nor more than $20,000,000 at any time outstanding to Stream Canada, nor more than $10,000,000 to Stream UK). Upon the terms and conditions set forth in this Agreement, Lenders have so agreed to provide such increased credit facilities.

Borrowers, Guarantor, Lenders and Agent now wish to amend and restate the Third Restated Loan Agreement on the terms and conditions set forth in this Agreement.

A.	AMENDMENT AND RESTATEMENT

As of the date of this Agreement, the terms, conditions, covenants, agreements, representations and warranties contained in the Third Restated Loan Agreement shall be deemed amended and restated in their entirety as follows and the Third Restated Loan Agreement shall be consolidated with and into and superseded by this Agreement; provided, however, that nothing contained in this Agreement shall impair, limit or affect the Liens heretofore granted, pledged and/or assigned to Agent and Lenders as security for Borrowers’ Obligations to Lender under the Third Restated Loan Agreement.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Note, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of SHC for the fiscal year ended December 31, 2007.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall have the meaning set forth in the Background paragraphs of this Agreement.

“Acquisition Agreement” shall have the meaning set forth in the Background paragraphs of this Agreement.

“Advances” shall mean the Revolving Advances, Swingline Advances, the Letters of Credit, as well as Term Loan US and Term Loan Foreign.

“Advance Rates” shall have the meaning set forth in Section 2.1(a) hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Open Rate in effect on such day plus  1/2 of 1%.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” for each type of Advance shall mean, as of the Closing Date, the applicable percentage specified below:

TYPE OF ADVANCE	APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
Revolving Advances	0.25%	2.50%
Term Loan	0.75%	3.25%

Thereafter, effective as of the first Business Day following receipt by Agent of the financial statements of Borrowers on a Consolidated Basis for the fiscal year ending December 31, 2008 required under Section 9.7, and thereafter upon receipt of the quarterly financial statements of Borrowers on a Consolidated Basis required under Section 9.8 for the previous fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Fixed Charge Coverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

FIXED CHARGE COVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
	Revolving Advances	Term Loans	Revolving Advances	Term Loans
Less than 1.5 to 1.0	0.25%	0.75%	2.50%	3.25%
1.5 to 1.0 or greater but less than 2.0 to 1.0	0.00%	0.50%	2.25%	3.00%
2.0 to 1.0 or greater	0.00%	0.25%	2.00%	2.75%

If Loan Parties shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio as required hereunder.

“Ares Fund” means Ares Corporate Opportunities Fund II, L.P., a Delaware limited partnership.

“Ares Transaction” means the sale of 150,000 shares of the preferred stock of SGS to Ares Fund as contemplated by the Ares Transaction Agreement.

“Ares Transaction Agreement” means that certain Preferred Stock Purchase Agreement, dated as of June 2, 2008, by and between Global BPO and Ares Fund, as amended by that certain Amendment No. 1 to Preferred Stock Purchase Agreement dated as of July 15, 2008, that certain Amendment No. 2 to Preferred Stock Purchase Agreement dated as of July 17, 2008, and as the same may be further amended prior to the Closing Date.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.20(d).

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Blocked Person” shall have the meaning assigned to such term in Section 5.25(b).

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowing Base Certificate” shall mean a certificate duly executed by an officer of Borrowing Agent appropriately completed and in substantially the form of Exhibit A hereto.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts of SHC, Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8.

“Borrowing Agent” shall mean SHC.

“Borrowing Group” shall mean, as the context indicates, the US Borrowers taken as a whole and/or the Foreign Borrowers taken as a whole.

“Business” shall mean outsourced customer relationship management services, call center services, including, but not limited to technical support and any business substantially similar, related, incidental or complementary thereto.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Stock Pledge Agreement” shall mean the agreement, dated as of June 23, 2004, pursuant to which Stream pledged to Agent as Collateral for the Obligations 65% of the issued and outstanding shares of the Capital Stock of Stream Canada.

“Capital Expenditures” means, without duplication, all expenditures (including deposits) with respect to the purchase price of any fixed or capital assets (including capitalized leases) or capital improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however, designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including, without limitation, membership interests in a limited liability company and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing no more than 365 days from the date issued (i) by any Lender (or its holding company) or (ii) at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within 365 days from the date of issuance thereof issued by, or repurchase agreements backed by United States governmental securities from (i) any Lender or (ii) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and not subject to setoff rights in favor of such bank; and (d) United States money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Ownership” shall mean (a) 51% of any voting class of capital stock of any Borrower is no longer owned or controlled by SGS or any Affiliate of SGS (including, without limitation, Ares Fund and its Affiliates) or (b) any merger or consolidation, in which the relevant Borrower is not the surviving corporation, or sale of substantially all of the property or assets of any Borrower.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“Closing Date” shall mean July 31, 2008 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Domestic Subsidiary Stock and 65% of the Capital Stock of each of Stream Canada, Stream UK, Stream BV, Stream Service BV and Stream Germany;

(g) all of each Borrower’s right, title and interest in and to (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (viii) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and any Borrower;

(h) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this Paragraph;

(i) all money, bank accounts, certificates of deposit and anything constituting a “deposit account” (as defined in the Uniform Commercial Code); and

(j) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h) or (i) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereto, as same may be adjusted after the Closing Date upon the effective date of any assignment by a Lender pursuant to Section 17.3(b) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 17.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Company Transaction Fees” shall mean the meaning ascribed to such term in the Acquisition Agreement.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on any Borrower’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Conversion Payment” shall mean the meaning ascribed to such term in the Acquisition Agreement.

“Contract Rate” shall mean, as applicable, the Revolving Interest Rate, the Swingline Advance Rate or the Term Loan Rate.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Deed of Undisclosed Pledge of Receivables” shall mean, severally and collectively, (a) the deed of undisclosed pledge of receivables among Stream BV and Agent dated March 22, 2006 and (b) the deed of undisclosed pledge of receivables among Stream BV, Stream Service BV and Agent dated on or about the Closing Date.

“Deed of Disclosed Pledge of Bank Accounts” shall mean, severally and collectively, (a) the deed of disclosed pledge of bank accounts among Stream BV and Agent dated March 22, 2006 and (b) the deed of disclosed pledge of bank accounts dated on or about the Closing Date among Stream BV, Stream Service BV and Agent.

“Deed of Pledge of Shares” shall mean, severally and collectively, (a) the deed of pledge of shares dated March 22, 2006 among Stream BV, Agent and Stream, pursuant to which Stream pledges to Agent as Collateral for the Parallel Debt US 65% of the issued and outstanding shares of the Capital Stock of Stream BV and (b) the deed of pledge of shares dated on or about the Closing Date among Stream BV, Agent and Stream, pursuant to which Stream pledges to Agent as Collateral for the Parallel Debt US 65% of the issued and outstanding shares of the Capital Stock of Stream BV.

“Deed of Pledge of Bermuda Shares” shall mean the deed of pledge of shares dated as of the Closing Date among Stream BV, Agent and Stream Bermuda, pursuant to which Stream Bermuda pledges to Agent as Collateral for the Parallel Debt Foreign 65% of the issued and outstanding shares of the Capital Stock of Stream Service BV.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.23(a) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” means, at the date of determination, the amount of Dollars that the Agent could purchase, in accordance with its normal practice, (a) with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such date and (b) with a specified amount of pounds sterling or Euros based upon the “New York spot rate” published in the Wall Street Journal on the immediately preceding Business Day.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary Stock” shall mean all of the issued and outstanding shares of the Capital Stock owned by each Loan Party of a Subsidiary formed under the laws of any state of the United States of America.

“Dutch Security Agreements” shall mean the Deed of Disclosed Pledge of Bank Accounts, the Deed of Pledge of Shares and the Deed of Undisclosed Pledge of Receivables, including any Supplemental Pledge (as defined in the Deed of Undisclosed Pledge of Receivables) and the Deed of Pledge of Bermuda Shares.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of Borrowers on a Consolidated Basis for such period, net of amounts determined under GAAP to be interest expense but attributable to the amortization of the lease market reserve of Borrowers on a Consolidated Basis, plus (iii) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state, local and foreign taxes (which, for avoidance of doubt, shall not include sales taxes, payroll taxes or any other employee-related taxes which are collected or incurred by Borrowers and then remitted to the applicable taxing authorities) accrued for such period, plus all out-of-pocket expenses incurred by Borrowers and not capitalized in connection with the closing hereunder (but in no event shall such addition for expenses be applicable to any period commencing more than one year from the Closing Date), plus any proceeds received by any Borrower under any business interruption insurance policy, plus (v) for each calculation with respect to a period ending during calendar year 2008, all severance costs and expenses, all restructuring charges and all fees and expenses incurred and expensed during such period (and not capitalized) in connection with or related to the Acquisition or to the Ares Transaction, including without limitation all Company Transaction Fees, not to exceed, in the aggregate, the sum of (a) $7,000,000 plus (b) amounts which have been incurred and expensed during such period but funded by SGS in a subsequent period.

“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) without duplication of any of the foregoing, one time Non-Cash Expenses during such period, less any non-cash gains during such period.

“ECE Ireland” shall mean ECE EMEA Limited, an Irish corporation, which is a wholly-owned Subsidiary of SFI.

“Eligible Foreign Receivables” shall mean and include, with respect to Stream Canada, Stream UK, Stream BV and Stream Service BV, the invoice amount, net of all goods and services, harmonized taxes and sales taxes (which shall be the Dollar Equivalent at such time of any amount denominated in currency other than Dollars) owing on each account of such Person (after deducting any credit balance, returns, trade discounts, unapplied cash, unbilled amounts or retention or finance charges), of each Receivable of Stream Canada, Stream UK, Stream BV or Stream Service BV, as applicable, arising in the ordinary course of such Foreign Borrower’s business (which are not rendered ineligible by any of the criteria contained in this definition). A Receivable of a Foreign Borrower shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Agent. In addition, no Receivable of a Foreign Borrower shall be an Eligible Foreign Receivable if:

(a) it arises out of a sale made by any Foreign Borrower to an Affiliate or to a Person controlled by an Affiliate of any Loan Party (provided that sales to portfolio companies and Affiliates of Ares Capital Management LLC shall not be excluded by virtue of this clause (a) unless such exclusion would be applicable without regard to such entities’ or its Affiliates’ relationship with SGS);

(b) it is due and unpaid more than ninety (90) days after the original invoice date;

(c) fifty percent (50%) or more of the Receivables from such Customer are due and unpaid more than the applicable time period set forth in clause (b) above;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale or service is to a Customer outside the country in which such Foreign Borrower is located except, (1) in the case of Stream BV or Stream Service BV, if such Customer is located in the European Union or the United States of America and either (i) the governing law and the jurisdiction clause set forth in the contract which gave rise to the respective Receivable is Netherlands law and the Dutch competent court, respectively, or (ii) Agent has obtained a legal opinion from counsel in the country in which such Customer is located (which such counsel and such opinion shall be reasonably acceptable to Agent) that Agent has a perfected security interest in such Receivable enforceable in the country in which such Customer is located and/or such relevant country in which such Customer is located would enforce a judgment against such Customer which is obtained in the governing law jurisdiction set forth in the contract which gave rise to the respective Receivable and (2) in the case of Stream UK, if such Customer is located in the European Union or the United States of America and Agent has obtained a legal opinion from counsel in the country in which such Customer is located (which such counsel and such opinion shall be reasonably acceptable to Agent) that Agent has a perfected security interest in such Receivable enforceable in the country in which such Customer is located and/or such relevant country in which such Customer is located would enforce a judgment against such Customer which is obtained in the governing law jurisdiction set forth in the contract which gave rise to the respective Receivable;

(g) Agent believes, in its sole credit judgment, exercised in good faith, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(h) the obligor of such account is a state, commonwealth, provincial, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency or instrumentality other than the federal government of the United States of America, the federal government of Canada or the government of any province or territory of Canada or political subdivision thereof, and then only to the extent that the Borrower has complied in all respects with the relevant provisions of the Federal Assignment of Claims Act of 1940 (for a US account debtor) or the Financial Administration Act (Canada) or similar provincial or territorial legislation or municipal ordinance of similar purpose (for a Canadian account debtor);

(i) the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by the applicable Foreign Borrower or the Receivable otherwise does not represent a final sale or the providing of services;

(j) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole credit judgment, exercised in good faith, to the extent such Receivable exceeds such limit;

(k) the Customer (i) is also the applicable Foreign Borrower’s supplier or creditor and the Receivable is or may become subject to any right of setoff by the Customer, and such Customer has not entered into an agreement with Agent with respect to the waiver of rights of setoff which is in form and substance satisfactory to Agent, or (ii) has disputed liability with respect to such Receivable or asserted any defense or made any claim with respect to any other Receivable due from such Customer to such Loan Party, in which cases the Receivable shall be ineligible to the extent of (A) such setoff with respect to which an agreement as described in clause(i) above is not in effect, (B) such dispute or (C) such defense or claim;

(l) the applicable Foreign Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(m) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(n) such Receivable is not payable to a Foreign Borrower; or

(o) such Receivable is not otherwise satisfactory to Agent, as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Eligible Reserves” shall mean such amounts as Agent, in its sole credit judgment exercised in good faith, may from time to time establish, with substantially contemporaneous notice to Borrowing Agent, to reflect risks or contingencies which may affect its ability to realize upon any Collateral including, without limitation, with respect to Priority Payables or pursuant to Section 6.14.

“Eligible Unbilled Foreign Receivables” shall mean and include all Receivables of Stream Canada, Stream UK, Stream BV or Stream Service BV which would otherwise be considered Eligible Foreign Receivables but are not Eligible Foreign Receivables because they are not evidenced by an invoice or other documentary evidence, provided that such Eligible Foreign Receivables have been accrued and remain unbilled not more than forty-five (45) days from the earlier of (a) the date the related service was performed or (b) the date the revenue was accrued by such Foreign Borrower.

“Eligible Unbilled US Receivables” shall mean and include all Receivables of any US Borrower which would otherwise be considered Eligible US Receivables but are not Eligible US Receivables because they are not evidenced by an invoice or other documentary evidence, provided that such Eligible US Receivables have been accrued and remain unbilled not more than forty-five (45) days from the earlier of (a) the date the related service was performed or (b) the date the revenue was accrued by such US Borrower.

“Eligible US Receivables” shall mean and include with respect to each US Borrower, each Receivable of such US Borrower arising in the ordinary course of such US Borrower’s business (which are not rendered ineligible by any of the criteria contained in this definition). A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence reasonably satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any US Borrower to an Affiliate or to a Person controlled by an Affiliate of any Loan Party (provided that sales to portfolio companies and Affiliates of Ares Capital Management LLC shall not be excluded by virtue of this clause (a) unless such exclusion would be applicable without regard to such entities’ or its Affiliates’ relationship with SGS);

(b) it is due and unpaid more than ninety (90) days after the original invoice date;

(c) fifty percent (50%) or more of the Receivables from such Customer are due and unpaid more than the applicable time period set forth in clause (b) above;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale or service is to a Customer outside the United States of America, unless (i) the sale or service is on letter of credit, guaranty or acceptance terms, in each case reasonably acceptable to Agent in its sole discretion, (ii) payment for such sale or service is to be received from a Customer domiciled in the United States of America or (iii) (1) the Customer of Stream with respect to Stream’s Receivable is located in France, (2) payment of Stream’s Receivable is covered by credit insurance issued to Stream in form and substance satisfactory to Agent and collaterally assigned to Agent and (3) Agent, for the benefit of the Lenders, has obtained a pledge over Stream’s Receivable, in form and substance satisfactory to Agent, enforceable under French law and provided, further, that (A) any Revolving Advance based upon a Receivable described in this clause (f)(iii) shall not exceed 85% of the Dollar

Equivalent of the insured value thereof, as provided by the credit insurance described in clause (f)(iii)(2) hereof (which, for the avoidance of doubt means, for example, that if a Receivable of Stream is payable in francs, the Dollar Equivalent of which is $1,000, and Stream has obtained credit insurance therefor for 90% of the value thereof, or $900, Lenders may make a Revolving Advance based thereon in the sum of $765 (i.e. 85% of $900)), and (B) the total amount of Revolving Advances based upon this clause (f)(iii), together with any and all Unbilled Receivables with respect to which the Customer is located in France, shall not exceed the sum of $10,000,000 at any one time outstanding;

(g) Agent believes, in its sole credit judgment, exercised in good faith, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(h) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable US Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(i) the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by the applicable US Borrower or the Receivable otherwise does not represent a final sale or the providing of services;

(j) the Receivables of the Customer exceed a credit limit determined by Agent, in its sole credit judgment, exercised in good faith, to the extent such Receivable exceeds such limit;

(k) the Customer (i) is also the applicable US Borrower’s supplier or creditor and the Receivable is or may become subject to any right of setoff by the Customer, and such Customer has not entered into an agreement with Agent with respect to the waiver of rights of setoff which is in form and substance satisfactory to Agent, or (ii) has disputed liability with respect to such Receivable or asserted any defense or made any claim with respect to any other Receivable due from such Customer to such Loan Party, in which cases the Receivable shall be ineligible to the extent of (A) such setoff with respect to which an agreement as described in clause(i) above is not in effect, (B) such dispute or (C) such defense or claim;

(l) the applicable US Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(m) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(n) such Receivable is not payable to a US Borrower; or

(o) such Receivable is not otherwise satisfactory to Agent, as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all foreign, federal, state, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include, as to each Borrower, all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Euro” or “EUR” shall mean the single currency introduced in the third stage of economic and monetary union pursuant to the treaty establishing the European Union, as amended from time to time.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by Agent by dividing (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternative Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall mean the occurrence and continuance of any of the events set forth in Article X hereof which has not been waived in accordance with the provisions of this Agreement.

“Excluded Entities” shall mean each of SGS and any Subsidiaries of SGS other than Loan Parties.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Federal Funds Open Rate” shall mean, for any day, the rate per annum determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the Open Rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the Open Rate on the immediately preceding Business Day, or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by Agent in accordance with its usual procedures.

“Fee Letter” shall mean that certain amended and rested fee letter dated July 28, 2008 between Global BPO, Agent and Lead Arranger.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) (i) EBITDA, minus (ii) Unfinanced Capitalized Expenditures made during such period, minus (iii) cash taxes (other than sales taxes, payroll taxes or any other employee-related taxes which are collected or incurred by Borrowers and then remitted to the applicable taxing authorities) paid during such period minus (iv) cash dividends or other distributions made by SHC during such period (other than dividends or other distributions made by SHC to SGS during such period, as permitted in accordance with Section 7.7), to (b) all Senior Debt Payments during such period.

“Foreign Borrowers” shall mean, subject to the provisions of Sections 16.3 and 16.4 hereof, jointly and severally, Stream BV, Stream Germany, Stream Service BV, Stream Canada and Stream UK.

“Foreign Formula Amount” shall have the meaning set forth in Section 2.1(c).

“Foreign Obligations” shall mean the aggregate of (a) the Obligations of each of the Foreign Borrowers and (b) the Obligations of the Guarantors under Section 15, to the extent they relate to the Obligations of the Foreign Borrowers, each as they may exist from time to time, other than the Parallel Debt Foreign.

“Foreign Security Agreements” shall mean and include, jointly and severally (subject to Sections 16.3 and 16.4 hereof), (a) the Pledge of Receivables, (b) the General Security Agreement and the Canadian Stock Pledge Agreement, (c) the Northern Ireland Security Agreements, (d) the German Security Agreements and (e) the Dutch Security Agreements.

“Foreign Subsidiaries” shall mean and include ECE Ireland, Stream Bermuda, Stream Italy, Stream BV, Stream Service BV, Stream UK, Stream Germany, Stream India, Stream Servicios de Apoyo Informatico S.L., a company organized under the laws of Spain, Stream Canada, Stream International Nordic AB, a company organized under the laws of Sweden, Stream Mauritius Ltd. (formerly known as Stream Mauritius Ltd.), a company organized under the laws of Mauritius, Stream Tunisia S.A.R.L., a company organized under the laws of Tunisia, Stream International Sp. Z.O.D. (Poland), a company organized under the laws of Poland, Stream International Bulgaria EOOD, a company organized under the laws of Bulgaria, Stream International Costa Rica, S.A., a company organized under the laws of Costa Rica and Stream Ireland Limited, a company organized under the laws of Ireland.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include, as to each Borrower, all of such Borrower’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, choses in action, causes of action, commercial tort claims, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, and computer software, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“General Security Agreement” shall mean the Amended and Restated General Security Agreement dated as of June 23, 2004 executed by Stream Canada in favor of Agent, as reaffirmed by Reaffirmation of Amended and Restated General Security Agreement dated as of May 31, 2006.

“German Security Agreements” shall mean, jointly and severally, the (i) Share Pledge Agreement dated June 25, 2004 between Stream, Agent and the Lenders, as reaffirmed by Reaffirmation of Share Pledge Agreement dated as of May 31, 2006, (ii) Global Assignment Agreement between Stream Germany, as assignor, and Agent, as assignee dated July 14, 2004, and (iii) Bank Account Assignment and Control Agreement between Stream Germany, as assignor, and Agent, as assignee, dated as of July 14, 2004 and governed by German law.

“Global BPO” shall mean SGS prior to the effectiveness of the name change, as described in the second background paragraph of this Agreement.

“Governmental Acts” shall have the meaning set forth in Section 2.17.

“Governmental Body” shall mean any nation or government, any state, province or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean the Persons identified as Guarantors in the first paragraph of this Agreement, their respective permitted successors and assigns, and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean the Stock Pledge Agreement and any other security agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor.

“Guaranty” shall mean the guaranty set forth in Article XV of this Agreement and any other guaranty of the obligations of any Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, or any similar foreign laws, whether national or local, and any other applicable federal, state or provincial laws now in force or hereafter enacted relating to hazardous waste disposal.

“HIG” shall mean H.I.G. Capital Partners III, L.P., a Delaware limited liability company.

“Indebtedness”, with respect to any Person, means, without duplication, the obligations of such Person for:

(a) borrowed money (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable):

(b) the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) indebtedness of any other Person secured by any Lien existing on property owned by such Person (whether or not such liabilities have been assumed);

(d) capitalized leases of such Person;

(e) letters of credit, bankers’ acceptances or instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such Person; and

(f) any Guaranty of such Person or any obligation or liability of another Person of the types listed in clause (a) through clause (e) of this definition of Indebtedness.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Inventory” shall mean and include, as to each Borrower, all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” or “Issuing Bank” shall mean any Person who issues a Letter of Credit pursuant to the terms hereof.

“Junior Secured Indebtedness” shall mean Indebtedness incurred by US Borrowers pursuant to a certain Note Purchase Agreement dated as of July 30, 2004, as amended, by and among US Borrowers, Sankaty Credit Opportunities, L.P., Sankaty High Yield Partners II L.P., Sankaty High Yield Partners III, L.P., RGIP LLC and other lenders.

“Lead Arranger” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. Unless the context otherwise requires, the term “Lender” or “Lenders” includes the “Swingline Lender”.

“Letter of Credit Application” shall have the meaning set forth in Section 2.10(a).

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a).

“Letter of Credit Sublimit” shall mean, on the Closing Date, $20,000,000, subject to increase, from time to time, by Agent in its sole and absolute discretion following written request by Borrowing Agent to Agent and the obtaining of credit approval with respect thereto by each Lender from its credit committee.

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan Party” shall mean, individually, each Borrower and each Guarantor, and “Loan Parties” shall mean, collectively, Borrowers and Guarantors.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition, operations, assets or business of the Borrowers on a Consolidated Basis, (b) the ability of the Borrowers on a Consolidated Basis to pay the Obligations owed by such Borrowers in accordance with the terms thereof, (c) Agent’s Liens on the Collateral or the priority of any such Lien (it being understood that the existence of Permitted Encumbrances in and of itself shall not be deemed to have a Material Adverse Effect on Agent’s Liens on the Collateral) or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Face Amount” shall mean with respect to any Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

”Maximum Foreign Revolving Advance Amount” shall mean $50,000,000; provided, however, that, subject to the provisions of Section 2.1(d), the maximum outstanding principal amount of Revolving Advances at any time shall not exceed (a) $20,000,000 with respect to Stream Canada or (b) $10,000,000 with respect to Stream UK.

“Maximum Revolving Advance Amount” shall mean $100,000,000; provided, however, that when such term is used with respect solely to US Borrowers it shall mean the Maximum US Revolving Advance Amount and when used with respect solely to Foreign Borrowers it shall mean the Maximum Foreign Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum US Revolving Advance Amount” shall mean $100,000,000.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Proceeds” shall mean, if in connection with (a) an asset disposition, cash proceeds net of (i) reasonable commissions, brokers’ fees, legal, accounting and professionals’ fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer or similar taxes paid in connection therewith, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder) and not assumed by the applicable purchaser, if any, and (iv) cash taxes paid in connection therewith, (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts, fees and commissions and other customary fees, costs and expenses actually incurred in connection therewith, or (c) an equity issuance, cash proceeds net of reasonable underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. In the case of clause (a) above, Net Proceeds shall exclude any non-cash proceeds received from any sale or other disposition of assets, but shall include such proceeds when and as converted by any Loan Party to cash or other immediately available funds.

“Net Worth” at a particular date, shall mean the stockholders’ equity in accordance with GAAP consistently applied on the balance sheet of SHC.

“Non-Cash Expenses” shall mean, with respect to any period, depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of Borrowers on a Consolidated Basis for such period, which shall include (a) non-cash equity compensation to employees and (b) unrealized foreign exchange gains and losses (including without limitation by and among Loan Parties in accordance with ongoing business practices in the ordinary course of business).

“Northern Ireland Charge on Shares” shall mean the agreement, dated as of June 23, 2004, pursuant to which Stream charged to Agent as Collateral for its Obligations 65% of the issued share capital of Stream UK.

“Northern Ireland Debenture” shall mean the agreement, dated as of June 23, 2004, pursuant to which Stream UK charged to Agent as Collateral for its Obligations all its undertaking, property and assets, present and future.

“Northern Ireland Fixed Charges” shall mean the Fixed Charge on Book Debts owing to Stream Germany by Dell Computer GmbH, dated as of July 14, 2004.

“Northern Ireland Security Agreements” shall mean the Northern Ireland Charge on Shares, the Northern Ireland Fixed Charges, the Northern Ireland Debenture and each letter of confirmation relating thereto.

“Notes” shall mean, collectively, the Term Notes, the Swingline Note and the Revolving Credit Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to Agent, any Lender, any Issuer, or any Affiliate of Agent, any Lender or any Issuer (any of the foregoing, an “Obligee”) of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), arising under this Agreement or the Other Documents, or under any Swap Contract with any Obligee, including, without limitation, in connection with any extension of credit, opening of a Letter of Credit, loan or guarantee, or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of any Obligee’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several (subject to the provisions of Sections 16.3 and 16.4 hereof), due or to become due, now existing or hereafter arising, liquidated or unliquidated, including, but not limited to, any and all of each Loan Party’s Indebtedness and/or liabilities under this Agreement, the Other Documents, any Swap Contract, or under any amendments, extensions, renewals or increases of any of the foregoing agreements, documents or contracts, and all costs and expenses of any Obligee incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to any Obligee to perform acts or refrain from taking any action.

“Other Documents” shall mean, the Notes, the Fee Letter, each of the Foreign Security Agreements, the Questionnaire, each Guaranty, each Guarantor Security Agreement, and any and all other agreements, instruments and written contractual obligations, including, without limitation, guaranties, pledges and powers of attorney, heretofore, now or hereafter executed by Loan Parties or any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Parallel Debt Foreign” shall have the meaning set forth in Section 16.5(a).

“Parallel Debt US” shall have the meaning set forth in Section 16.6(a).

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.12(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(2) of ERISA, maintained for employees of any Loan Party or any member of the Controlled Group or any such plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the applicable Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Borrower’s business; (f) judgment Liens that have been stayed or bonded and mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of any Borrower’s business with respect to obligations which are not due or which are being contested in good faith by such Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of such Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) landlord’s liens to the extent that same are not required to be waived pursuant to Section 4.2(ii); (i) Liens upon the assets of any of the Foreign Subsidiaries (other than Stream Italy and Stream BV), securing any Indebtedness incurred in accordance with

Section 7.8(v), (j) ) Liens upon the assets of Stream Italy securing any Indebtedness incurred in accordance with Section 7.8(vi), (k) Liens disclosed on Schedule 1.2 and (l) Liens with respect to the Escrow Fund (as defined in the Acquisition Agreement).

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of a Borrower existing or arising under Swap Contracts to which a Lender is a counterparty, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, provincial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Loan Party or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge of Receivables” shall mean that certain Amended and Restated Pledge of Receivables dated as of June 23, 2004 executed by SHC and Stream in favor of Agent with respect to Stream’s Receivables due and owing from Customers located in France, as from time to time hereafter further amended, modified or supplemented.

“Pre-Closing Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pre-Closing Business Plan” shall have the meaning set forth in Section 5.5(b) hereof.

“Pre-Closing Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien in favor of a Governmental Authority which ranks or is capable of ranking prior to or pari passu with the Liens created by the Loan Documents in respect of any Eligible Accounts or Eligible Inventory, including, without limitation, amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or taxes, applicable amounts included in the “categories of preferential debts” pursuant to The

Insolvency (Northern Ireland) Order 1989 (such as debts due to HM Customs and Excise, social security contributions, and amounts constituting remuneration of employees as described in such law), and other statutory or other claims under applicable foreign law that have or may have priority over such Liens created by the Loan Documents.

“Purchase Price” shall mean the meaning ascribed to such term in the Acquisition Agreement.

“Purchasing Lender” shall have the meaning set forth in Section 17.3(c) hereof.

“Questionnaire” shall mean each Documentation Information Questionnaire furnished by Agent to Borrowers and the responses thereto provided by Loan Parties and delivered to Agent.

“RASC” shall have the meaning set forth in the second background paragraph of this Agreement.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to all leased premises of Borrowers, including, without limitation, those leased as of the date of this Agreement, all of which are identified on Schedule 4.19.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to each Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, and all other forms of obligations owing to any Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 17.3(e) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least fifty-one percent (51%) of the Advances (exclusive of Swingline Advances) and, if no Advances are outstanding, shall mean Lenders holding at least fifty-one percent (51%) of the Commitment Percentages.

“Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“Revolving Advances” shall mean the Advances made other than the Letters of Credit, Swingline Advances, Term Loan US and Term Loan Foreign.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof, as any such Note may hereafter be amended or supplemented, and/or amended and restated, from time to time.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans, and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Senior Debt Payments” shall mean and include all cash actually expended by Borrowers to make (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Term Loan, plus (c) payments for all fees, commissions and charges set forth herein and with respect to any Advances, except for closing fees with respect to this Agreement, plus (d) capitalized lease payments, plus (e) payments with respect to any other Indebtedness for borrowed money, other than the prepayment in full of the Junior Secured Indebtedness on or about the Closing Date.

“Settlement” shall have the meaning set forth in Section 2.5(c) hereof.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Stock Pledge Agreement” shall mean jointly and severally, (a) the Second Amended and Restated Stock Pledge Agreement dated as of June 23, 2004, as reaffirmed by Reaffirmation of Second Amended and Restated Pledge Agreement dated as of May 31, 2006, pursuant to which SHC pledged to Agent as Collateral for the Obligations 100% of the issued and outstanding shares of the Capital Stock of SFI, Stream and SNY (b) the Stock Pledge Agreement dated as of April 13, 2004 (as amended) pursuant to which Stream pledged to Agent as Collateral for the Obligations 100% of the issued and outstanding shares of the Capital Stock of Stream Nevada, the liabilities, obligations, terms and conditions of each of which shall have been reaffirmed as of the date of this Agreement, (c) the Deed of Pledge of Shares pursuant to which Stream pledged to Agent as Collateral for the Parallel Debt US 65% of the issued and outstanding shares of the Capital Stock of Stream BV and (d) the respective Foreign Security Agreements pursuant to which Stream (or, in the case of Stream Service BV, Stream Bermuda) pledged to Agent as Collateral 65% of the Capital Stock of each of Stream Canada, Stream UK, Stream Germany, Stream BV and Stream Service BV.

“Stream Bermuda” shall mean Stream International (Bermuda) Ltd., a company organized under the laws of Bermuda.

“Stream BV” shall have the meaning set forth in the recitals hereto.

“Stream Germany Security” shall have the meaning set forth in Section 16.4(a) hereof.

“Stream India” shall mean Stream International Services Private Limited (formerly known as Stream Tracmail Private Limited), a company organized under the laws of India.

“Stream Italy” shall mean Stream Italy S.r.l. (formerly known as Solectron Global Services Italy S.r.l.), a company organized under the laws of Italy.

“Stream Nevada” shall mean, Stream International, Inc., a Nevada corporation.

“Stream Service BV” shall have the meaning set forth in the recitals hereto.

“Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swingline Advance” has the meaning set forth in Section 2.5(a) hereof.

“Swingline Advance Rate” shall mean an interest rate per annum equal to the (i) Alternate Base Rate, plus (ii) the Applicable Margin with respect to Domestic Rate Loans.

“Swingline Lender” shall mean PNC, in its capacity as Lender of the Swingline Advances.

“Swingline Note” shall mean the promissory note described in Section 2.5(c) hereof.

“Tender Offer” shall have the meaning set forth in Section 8.1(o) hereof.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loans” shall mean Term Loan US and Term Loan Foreign.

“Term Loan A” shall have the meaning ascribed to such term in the Third Restated Loan Agreement.

“Term Loan B” shall have the meaning ascribed to such term in the Third Restated Loan Agreement.

“Term Loan C” shall have the meaning ascribed to such term in the Third Restated Loan Agreement.

“Term Loan D” shall have the meaning ascribed to such term in the Third Restated Loan Agreement.

“Term Loan US” shall mean the Advances made to US Borrowers pursuant to Section 2.4 hereof.

“Term Loan Foreign” shall mean the Advances made to Foreign Borrowers pursuant to Section 2.4 hereof.

“Term Loan Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus the Applicable Margin with respect to Eurodollar Rate Loans.

“Term Notes” shall mean, collectively, the promissory notes referred to in Section 2.4 hereof, as any such Note may hereafter be amended or supplemented, and/or amended and restated from time to time.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Pension Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Third Restated Loan Agreement” shall have the meaning set forth in the Background paragraphs of this Agreement.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 17.3(b) hereof.

“Unbilled Receivables” shall mean all Receivables which have been earned by the applicable Borrower but which have not been billed to the Customer; provided, however, that with respect to any Unbilled Receivables where the Customer of Stream is located in France, (A) any Revolving Advance based thereupon shall not exceed 85% of the Dollar Equivalent of the insured value thereof, and (B) the total amount of Revolving Advances based upon Unbilled Receivables from Customers located in France, together with any and all Receivables with respect to which the Customer is located in France, shall not exceed the sum of $10,000,000 at any one time outstanding.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loan) plus (ii) all amounts due and owing to any Borrower’s trade creditors which are sixty (60) or more days past due, (unless a longer period is customary with respect to the applicable Borrower’s relationship with any such trade creditor) plus (iii) fees and expenses pursuant to this Agreement or the Other Documents for which any Borrower is liable but which have not been paid or charged to Borrowers’ Account.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrowers other than those made utilizing (a) financing provided by the applicable seller or third party lenders, (b) cash equity investments received by Borrowers within the twelve (12) months preceding the making of any Capital Expenditures utilizing such funds, or (c) cash reimbursed by landlords or customers. For the avoidance of doubt, Capital Expenditures made by any Borrower utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“US Borrowers” shall mean, jointly and severally, SFI, Stream and SNY.

“US Formula Amount” shall have the meaning set forth in Section 2.1(b).

“US Obligations” shall mean the aggregate of the Obligations of each of the US Borrowers as they may exist from time to time, other than (a) the Foreign Obligations, (b) the Parallel Debt Foreign and (c) the Parallel Debt US.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision. With respect to Stream Canada, any reference to the Uniform Commercial Code shall be deemed to mean the Personal Property Security Act of the relevant province.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. References herein to the phrase “upon the occurrence of an Event of Default” (or words of similar effect) shall be deemed to be followed by the phrase “and during the continuation thereof”. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. With respect to each Foreign Borrower, any reference to “state” shall be deemed to mean the corresponding local equivalent and any reference to “federal” shall be deemed to be a reference to the applicable country or other national political unit so that, for example, with respect to Stream Canada, any reference to “state” shall be deemed to mean “province” and any reference to “federal” shall be deemed to be a reference to “Canada”.

II.	ADVANCES, PAYMENTS.

2.1. Advances, Payments.

(a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement including, without limitation, Sections 2.1(b), (c) and (d), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount minus the sum of (1) the aggregate outstanding Swingline Advances plus (2) the aggregate Maximum Undrawn Amount of outstanding Letters of Credit and (y) the Formula Amount. The “Formula Amount” shall at all times be an amount equal to the Dollar Equivalent of the sum of the following:

(i) up to 85%, subject to adjustment pursuant to the provisions of Section 2.1(d) hereof (“Receivables Advance Rate”), of Eligible US Receivables and Eligible Foreign Receivables (except that with respect to Eligible Foreign Receivables due Stream BV and Stream Service BV from Customers located outside of the European Union or the United States of America, the Receivables Advance Rate shall be up to 50%), plus

(ii) up to 85%, subject to adjustment pursuant to the provisions of Section 2.1(d) hereof (“Unbilled Receivables Advance Rate”), of the value of the Eligible Unbilled US Receivables and Eligible Unbilled Foreign Receivables (except that with respect to Eligible Unbilled Foreign Receivables due Stream BV and Stream Service BV from Customers located outside of the European Union or the United States of America, the Unbilled Receivables Advance Rate shall be up to 50%) (the Receivables Advance Rate and the Unbilled Receivables Advance Rate shall be referred to collectively, as the “Advance Rates”), minus

(iii) the aggregate Maximum Undrawn Amount of outstanding Letters of Credit, minus

(iv) any Eligible Reserves, minus

(v) the outstanding Swingline Advances.

The Revolving Advances shall be evidenced by secured promissory notes (which may be amended and restated promissory notes), issued by the US Borrowers with respect to their Revolving Advances and issued by the Foreign Borrowers with respect to their Revolving Advances (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibits 2.1-US and 2.1-F.

(b) US Borrowing Group Sublimit. Notwithstanding the provisions of Section 2.1(a), and in addition to the discretionary rights set forth in Section 2.1(d) with respect to further limitations on any particular Borrower or Borrowers, in no event may the Revolving Advances to US Borrowers exceed the lesser of (x) the sum of (A) the Maximum US Revolving Advance Amount minus (B) the sum of (1) the aggregate outstanding Swingline Advances plus (2) the aggregate Maximum Undrawn Amount of outstanding Letters of Credit plus (3) the aggregate outstanding Revolving Advances to Foreign Borrowers or (y) an amount equal to the sum of:

(i) up to the Receivables Advance Rate of Eligible US Receivables, plus

(ii) up to the Unbilled Receivables Advance Rate of the value of the Eligible Unbilled US Receivables, minus

(iii) the aggregate Maximum Undrawn Amount of outstanding Letters of Credit, minus

(iv) any Eligible Reserves (established with respect to Revolving Advances made to US Borrowers), minus

(v) the outstanding Swingline Advances, minus

(vi) outstanding Revolving Advances to Foreign Borrowers.

The amount derived from (x) the sum of Sections 2.1(b)(y)(i) and (ii) minus (y) the sum of Sections 2.1(b)(y)(iii), (iv), (v) and (vi) at any time and from time to time shall be referred to as the “US Formula Amount”.

(c) Foreign Borrowing Group Sublimit. Notwithstanding the provisions of Section 2.1(a), and in addition to the discretionary rights set forth in Section 2.1(d) with respect to further limitations on any particular Borrower or Borrowers, in no event may the Revolving Advances to Foreign Borrowers exceed the lesser of (x) the Maximum Foreign Revolving Advance Amount or (y) the Dollar Equivalent of an amount equal to the sum of:

(i) up to the Receivables Advance Rate of Eligible Foreign Receivables, plus

(ii) up to the Unbilled Receivables Advance Rate of the value of the Eligible Unbilled Foreign Receivables, minus

(iii) any Eligible Reserves (established with respect to Revolving Advances made to Foreign Borrowers).

The amount derived from (x) the sum of Sections 2.1(c)(y)(i) and (ii) minus (y) the sum of Section 2.1(b)(y)(iii) at any time and from time to time shall be referred to as the “Foreign Formula Amount”.

(d) Discretionary Rights. The Advance Rates may be increased (subject to the provisions of Section 17.2(b) of this Agreement) or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing the Eligible Reserves may limit or restrict Advances requested by Borrowing Agent. Agent shall give Borrowing Agent five (5) days prior written notice of its intention to decrease the Advance Rates. In addition to the limitations set forth in the definition of “Maximum Foreign Revolving Advance Amount”, which such limitations may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion subject to the approval of Required Lenders, from time to time Agent may, upon five (5) Business Days prior written notice to Borrowing Agent of its intention to do so, but only after the occurrence and during the continuation of a Default or Event of Default or if Agent reasonably believes that an event or condition has occurred which is likely to result in or have a Material Adverse Effect, impose any other maximum revolving advance amount for any particular Borrower or group of Borrowers and/or limit the maximum Dollar amount of Revolving Loans which may be extended to any individual Borrower or group of Borrowers.

(e) Minimum Dutch Borrowing. The minimum first borrowing from any Lender to Stream BV or Stream Service BV shall at all times be at least EUR 50,000, its Dollar Equivalent or its equivalent in other foreign currency.

2.2. Procedure for Borrowing Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 12:30 p.m. (New York time) on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder, and specifying which Borrower, or Borrowing Group, is to incur such Revolving Advance. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance on behalf of the relevant Borrower or Borrowing Group as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable; provided, however, that unless an Event of Default has occurred which is then continuing, Agent shall provide Borrowing Agent on behalf of any Borrower with thirty (30) days notice of its intention to effectuate payments to third parties for fees and expenses incurred in the administration of the credit facility established under this Agreement, together with a copy of the related invoice, and Borrowing Agent may elect to pay such invoices directly to the applicable third party payee thereof and, if applicable, shall advise Agent of such election, and shall make such payments within such thirty (30) day period.

(b) Notwithstanding the provisions of (a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall give Agent at least three (3) Business Days’ prior written notice submitted on or before 10:00 a.m. New York time, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two, three or six months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Each Eurodollar Rate Loan shall be in a minimum amount of (x) $500,000 and in integral multiples of $100,000 with respect to Revolving Advances and (y) $100,000 and in integral multiples of $50,000 with respect to the Term Loan. No Eurodollar Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b) (iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d) Provided that no Event of Default shall have occurred and be continuing, any Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If a Borrower desires to convert a loan, Borrowing Agent shall give Agent not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day’s prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than five (5) Eurodollar Rate Loans, in the aggregate, with respect to Revolving Advances, or more than three (3) Eurodollar Rate Loans, in the aggregate, with respect to the Term Loan.

(e) At its option and upon three (3) Business Days’ prior written notice, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower and each other Loan Party shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Each Loan Party shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof except Sections 16.3 and 16.4, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder, shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to the respective Borrowers’ Account on Agent’s books. In no event, however, shall Agent disburse Advances other than to an account located in the United States of America. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowers or deemed to have been requested by Borrowers under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4. Term Loans. The outstanding principal balance of Term Loan A as of the date of this Agreement is $568,680.77, which sum remains due and owing by the US Borrowers. The outstanding principal balance of Term Loan B as of the date of this Agreement is $519,377.63, which sum remains due and owing by the Foreign Borrowers. The outstanding principal balance of Term Loan C as of the date of this Agreement is $4,725,463.26, which sum remains due and owing by the US Borrowers. The outstanding principal balance of Term Loan D as of the date of this Agreement is $1,996,175.94, which sum remains due and owing by the Foreign Borrowers. Term Loan A and Term Loan C shall be deemed consolidated into “Term Loan US” as of the Closing Date in the aggregate sum of $5,294,144.03 and each Lender, severally and not jointly, shall have funded its respective Commitment Percentage of the outstanding principal balance of Term Loan US, whether directly to Borrowers or by obtaining an assignment of a portion of the outstanding Term Loan US (or Term Loan A and/or Term Loan C) from the other Lenders. Term Loan B and Term Loan D shall be deemed consolidated into “Term Loan Foreign” as of the Closing Date in the aggregate sum of $2,515,553.57 and each Lender, severally and not jointly, shall have funded its respective Commitment Percentage of the outstanding principal balance of Term Loan Foreign, whether directly to Borrowers or by obtaining an assignment of a portion of the outstanding Term Loan Foreign (or Term Loan B and/or Term Loan D). Term Loan US and Term Loan Foreign shall be, with respect to principal, payable (a) each in a monthly installment, in the respective sums of $92,789 and $64,574 on August 1, 2008, and (b) thereafter in equal consecutive monthly installments, each in the respective sums of $133,880 and $81,932, commencing on September 1, 2008 and continuing on the first day of each month thereafter until the last day of the Term when the entire then unpaid principal sum of the Term Loans shall be payable in full, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement. The Term Loans shall be evidenced by the amended and restated secured promissory notes (collectively, the “Term Notes”) in substantially the forms attached hereto as Exhibit 2.4-US and 2.4-F.

2.5. Swingline Loans.

(a) Agent, Swingline Lender and Lenders agree that in order to facilitate the administration of this Agreement and the Other Documents, promptly after Borrowing Agent requests a Domestic Rate Loan on behalf of a Borrower, Swingline Lender may elect, in its sole discretion, to have the terms of this Section 2.5(a) apply to such Borrower’s request by advancing, on behalf of Lenders and in the amount requested, same day funds to the applicable Borrower on the applicable borrowing date (each such Advance made solely by the Swingline Lender pursuant to this Section 2.5(a) is referred to in this Agreement as a “Swingline Advance”), with settlement among them as to the Swingline Advance to take place on a periodic basis as set forth in Section 2.5(c). Each Swingline Advance shall be subject to all the terms and conditions applicable to other Domestic Rate Loans funded by Lenders, except that all payments thereon shall be payable to Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $10,000,000. All Swingline Advances shall be subject to Section 2.2 hereof and Swingline Advances may not be made if the Swingline Lender has been notified by Agent or Required Lenders that a Default exists and that

Swingline Advance may not be made. All Swingline Advances shall be Domestic Rate Loans. The Swingline Loans shall be evidenced by a promissory note (the “Swingline Note”) in substantially the form attached as Exhibit 2.5(a).

(b) Upon the making of a Swingline Advance (whether before or after the occurrence of a Default or Event of Default and regardless of whether a Settlement has been requested with respect to such Swingline Advance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swingline Lender, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Advance in proportion to its Commitment Percentage. Swingline Lender or Agent may, at any time, require Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Swingline Advances purchased hereunder, Agent shall promptly distribute to such Lender, such Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Swingline Advance.

(c) Agent, on behalf of Swingline Lender, shall request settlement (a “Settlement”) with Lenders on at least a weekly basis or on any date that Agent elects, by notifying Lenders of such requested Settlement by facsimile, telephone or Electronic Transmission no later than 12:00 p.m., New York City time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than Swingline Lender, in the case of the Swingline Advance) shall transfer the amount of such Lender’s Commitment Percentage of the outstanding principal amount of the applicable Swingline Advance with respect to which Settlement is requested to Agent, to such account of Agent as Agent may designate, not later than 3:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 8.2 have then been satisfied. Such amounts transferred to Agent shall be applied against the amounts of Swingline Lender’s Swingline Advances and, together with Swingline Lender’s Commitment Percentage of such Swingline Advance, shall constitute Revolving Advances of such Lenders, respectively. If any such amount is not transferred to Agent by any Lender on such Settlement Date, Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.23.

2.6. Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4 hereof and in the Term Note, subject to earlier prepayments as herein provided.

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the Business Day on which Agent receives those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1)

Business Day after the Business Day Agent receives such payments via wire transfer or electronic depository check. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge the relevant Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York Time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the relevant Borrowers’ Account or by making Advances, subject to the provisions of Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim, except to the extent required by law.

2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder by any Borrowing Group shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account for the US Borrowers and a loan account for the Foreign Borrowers (each a “Borrowers’ Account”), each in the name of Borrowing Agent, in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and the respective Borrowing Group, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9. Letters of Credit. Subject to the terms and conditions hereof, Agent shall, in its sole and absolute discretion, issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of any US Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances to all US Borrowers plus (ii) the Maximum Undrawn Amount of outstanding Letters of Credit plus (iii) the outstanding Revolving Advances to all Foreign Borrowers to exceed the lesser of (x) the Maximum US Revolving Advance Amount or (y) the US Formula Amount. The Maximum Undrawn Amount of outstanding

Letters of Credit shall not exceed, in the aggregate at any time the Letter of Credit Sublimit then in effect. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the applicable Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest.

2.10. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of US Borrowers, may request Agent, upon three (3) Business Days’ prior written notice submitted on or before 10:00 a.m., New York time, to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrowing Agent, on behalf of US Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts or other written demand for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event, unless in each case otherwise agreed to by Agent in its sole and absolute discretion (and subject to terms and conditions satisfactory to Agent including, without limitation, the 105% cash collateralization requirement set forth in Section 3.2(b) of this Agreement), later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued ("UCP") or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) ("ISP98 Rules"), as determined by Agent, and each trade Letter of Credit shall be subject to UCP 500.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.11. Requirements For Issuance of Letters of Credit. Borrowing Agent shall authorize and direct any Issuer to name the applicable US Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

2.12. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrowing Agent. Provided that it shall have received such notice, US Borrowers shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon, New York time, on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event US Borrowers fail to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon, New York time, on the Drawing Date, Agent will promptly notify each Lender thereof, and US Borrowers shall be deemed to have requested that a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, provided that the sum of (i) the outstanding Revolving Advances to all US Borrowers (including such Domestic Rate Loan then deemed to have been requested) plus (ii) the Maximum Undrawn Amount of outstanding Letters of Credit may not exceed the lesser of (x) the lesser of (A) the Maximum US Revolving Advance Amount or (B) an amount equal to (1) the Maximum Revolving Advance Amount minus (2) the then outstanding Revolving Advances to all Foreign Borrowers or (y) the US Formula Amount, and subject to Section 8.2. Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Domestic Rate Loan to US Borrowers in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m., New York time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Open Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing. Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (C) all Persons (other than the applicable US Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

(d) With respect to any unreimbursed drawing that is not converted into a Domestic Rate Loan to US Borrowers in whole or in part as contemplated by Section 2.12(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, US Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Obligation under this Section 2.12.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than the applicable US Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from US Borrowers (i) in reimbursement of any payment made by the Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b) If Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by US Borrowers to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Open Rate.

2.14. Documentation. Each US Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued for any US Borrower’s account and Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from such US Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s and any US Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of US Borrowers to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, any Borrower or any other Person for any reason whatsoever;

(b) the failure of any US Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(c) any lack of validity or enforceability of any Letter of Credit;

(d) any claim of breach of warranty that might be made by US Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any US Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any US Borrower or any Subsidiaries of such US Borrower and the beneficiary for which any Letter of Credit was procured);

(e) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Agent or any of Agent’s Affiliates has been notified thereof;

(f) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Agent as mutually agreed in writing by the Agent, all of the Lenders and each of the US Borrowers, or as determined by a final nonappealable judgment of a court of competent jurisdiction;

(g) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by any US Borrower, unless the Agent has received written notice from such US Borrower of such failure within three Business Days after the Agent shall have furnished such US Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i) any Material Adverse Effect;

(j) any breach of this Agreement or any Other Document by any party thereto;

(k) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(l) the fact that a Default or Event of Default shall have occurred and be continuing;

(m) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(n) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17. Indemnity. In addition to amounts payable as provided in Section 17.5 hereof, each US Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Agent as mutually agreed in writing by the Agent, all of the Lenders and each of the US Borrowers, or as determined by a final nonappealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18. Liability for Acts and Omissions. As between Borrowers, Agent and Lenders, each US Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of

Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any US Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any US Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to any US Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Agent under any resulting liability to any Loan Party or any Lender.

2.19. Additional Payments. Subject to the provisions of Section 2.2(a) hereof, any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Loan Party’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to the relevant Borrowers’ Account as a Revolving Advance and added to the Obligations.

2.20. Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders. The Term Loans shall be deemed to have been advanced according to the Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances of the relevant Borrowing Group pro rata according to the applicable Commitment Percentages of Lenders; provided, however, that any time any Swingline Advances are outstanding, such payments shall first be applied on account of the Swingline Advances. Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Term Notes, shall be made from or to, or applied to that portion of the Term Loans evidenced by the Term Note of the relevant Borrowing Group pro rata according to the Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds, provided that Swingline Advances shall be made as provided in Section 2.5 hereof.

(c) (i) Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by any Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Open Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from the applicable Borrowing Group; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

2.21. Mandatory Prepayments.

(a) Subject to Section 4.3 hereof, when any Borrower sells or otherwise disposes of any Collateral, the respective Borrowing Group shall repay the Advances in an amount equal to the Net Proceeds of such sale, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Proceeds, and until the date of payment, such proceeds shall be held in trust for Agent provided, however, that this Section 2.21(a) shall not apply to any disposition of Collateral consisting of Equipment which results in Net Proceeds of not more than $1,000,000 in the aggregate in any fiscal year. Notwithstanding the foregoing, unless and until an Event of Default has occurred and is continuing, Borrowers may sell or otherwise dispose of Collateral consisting of Equipment so long as (i) replacement Equipment is to be purchased having a fair market value equal to or greater than the fair market value of the Equipment which was sold, (ii) replacement Equipment is purchased by the applicable Borrower within one hundred and eighty (180) days of the Equipment sale, (iii) the replacement Equipment shall be subject to Agent’s security interest created hereunder and (iv) until such time as the proceeds of such disposal are used to acquire such replacement Equipment, such proceeds shall be applied as a repayment of Revolving Advances and an Eligible Reserve in the amount of such repayment shall be established. Such Eligible Reserve shall be released by Agent only in connection with the making of a Revolving Advance to be used by the Borrowers solely for the purposes of funding the acquisition of replacement Equipment pursuant to the terms of this Section 2.21(a); provided, however, that nothing contained herein shall waive or modify any conditions to the making of Revolving Advances or any other provisions of this Agreement. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Any repayments required pursuant to this Section 2.21(a), other than a repayment of Revolving Advances done in connection with the establishment of an Eligible Reserve, shall be held as cash collateral and then applied (a) in the case of any US Borrower, (x) first, to the outstanding principal installments of Term Loan US in the inverse order of the maturities thereof, and (y) second, to the remaining Advances in such order as Agent may determine, (b) in the case of any Foreign Borrower, (x) first, to the outstanding principal installments of Term Loan Foreign in the inverse order of the maturities thereof, and (y) second, to the remaining Advances extended to Foreign Borrowers in such order as Agent may determine, provided, however, that in no event shall there be any application of such cash collateral to any Eurodollar Rate Loans until the expiration of the applicable Interest Period for such Loan. To the extent there are no outstanding Advances, all cash collateral shall be released to the relevant Borrowers and, in the case of a sale or other disposition by a Foreign Borrower, all cash collateral shall be released to the relevant Foreign Borrower upon request therefor, unless an Event of Default relating to one or more Foreign Borrowers has occurred which is then continuing. Subject to the terms and provisions of this Agreement, Borrowers may reborrow Revolving Advances repaid hereunder in accordance with the terms hereof.

(b) In the event any Loan Party (other than SGS) receives the proceeds of any cash equity investment other than the Ares Transaction, the respective Borrowing Group shall repay the Revolving Advances in an amount equal to the Net Proceeds thereof, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be an implied waiver of the provisions of Section 10.14 hereof, nor any consent to any such issuance of equity to the extent otherwise prohibited by the terms and conditions hereof. Such repayments shall be held as cash collateral and then applied (a) in the case of any US Borrower or any Guarantor incorporated in the United States of America, to the Revolving Advances extended to US Borrowers in such order as Agent may determine and (b) in the case of any Foreign Borrower or Guarantor incorporated other than in the United States of America, to the Revolving Advances extended to Foreign Borrowers in such order as Agent may determine, provided, however, that in no event shall there be any application of such cash collateral to any Eurodollar Rate Loans until the expiration of the applicable Interest Period for such Loan. To the extent there are no outstanding Revolving Advances, all cash collateral shall be released to the relevant Borrowers, unless an Event of Default Borrowers has occurred which is then continuing. Subject to the terms and provisions of this Agreement, Borrowers may reborrow Revolving Advances repaid in accordance with the terms of this Section 2.21(b), in accordance with the terms of this Agreement, including without limitation for working capital needs and Capital Expenditures.

2.22. Use of Proceeds. Borrowers shall apply the proceeds of Advances to provide (i) for the closing costs and Borrowers’ legal and accounting fees and expenses relating to this Agreement and the Acquisition Agreement, (ii) to repay in full the Junior Secured Indebtedness, (iii) for the working capital needs of Borrowers and (iv) for permitted Capital Expenditures.

2.23. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrowing Agent that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances then outstanding.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III.	INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable by each Borrowing Group with respect to its Advances in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period; provided, however, with respect to Interest Periods longer than three (3) months, interest shall be payable (i) on the day which is three (3) months after the first day of such Interest Period, (ii) on each three month anniversary thereafter and (iii) on the last day of such Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, (ii) with respect to Swingline Advances, the Swingline Advance Rate and (iii) with respect to the Term Loans, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage to reflect such change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (the “Default Rate”).

3.2. Letter of Credit Fees.

(a) US Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily undrawn amount of each outstanding Letter of Credit multiplied by the then effective Applicable Margin for Eurodollar Rate Loans constituting Revolving Advances, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on June 30, September 30, December 31 and March 31 of each calendar year and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

(b) On demand either (a) following the occurrence of and during the continuance of an Event of Default or (b) upon termination of this Agreement, US Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the outstanding Letters of Credit, and each US Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) termination of this Agreement.

3.3. Facility Fee. If, for any quarter during the Term, the average daily unpaid balance of the sum of (a) Revolving Advances plus (b) the Maximum Face Amount of outstanding Letters of Credit for each day of such quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one-half of one percent (0.50%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. For purposes of this computation, Swingline Advances shall be deemed to be borrowed amounts under Swingline Lender’s Commitment Percentage of the Revolving Advances. Such fee shall be payable to Agent quarterly in arrears on June 30, September 30, December 31 and March 31 of each calendar year and on the last day of the Term.

3.4. Fee Letter. Borrowers shall pay to Agent all fees and expenses in accordance with the terms of the Fee Letter, in the amounts and when due as provided therein.

3.5. Computation of Interest and Fees. Subject to, in the case of Stream Canada, to Section 3.11, interest and fees hereunder and under the Fee Letter shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder or under the Fee Letter becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) except for withholding taxes (which are covered in Section 3.10 hereof) and taxes imposed on net income of a Payee, subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error.

3.8. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrowing Agent prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9. Capital Adequacy.

(a) In the event that Agent, any Lender or Issuer shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, any Lender or Issuer (for purposes of this Section 3.9, the term “Lender” shall include Agent, any Lender or Issuer and any corporation or bank controlling Agent, any Lender or Issuer) and the office or branch where Agent, any Lender or Issuer (as so defined)

makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s, any Lender’s or Issuer’s capital as a consequence of its obligations hereunder to a level below that which Agent, such Lender or Issuer could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, each Lender’s and Issuer’s policies with respect to capital adequacy) by an amount deemed by Agent, any Lender or Issuer to be material, then, from time to time, Borrowers shall pay upon demand to Agent, such Lender or Issuer such additional amount or amounts as will compensate Agent, such Lender or Issuer for such reduction. In determining such amount or amounts, Agent, such Lender or Issuer may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, each Lender and Issuer regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. Any such demand shall include a brief summary of the basis for such demand.

(b) A certificate of Agent, such Lender or Issuer setting forth such amount or amounts as shall be necessary to compensate Agent, such Lender or Issuer with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Gross Up for Taxes. If any Borrower or any Guarantor shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to the Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (i) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (ii) such Borrower or such Guarantor shall make such withholding or deductions, and (iii) such Borrower or Guarantor shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, no Borrower or Guarantor shall be obligated to make any portion of the Gross-Up Payment that is attributable to (x) withholding taxes which are in excess of taxes that are imposed on the payments made under this Agreement or Other Documents to a Payee organized under the laws of the United States that is eligible for a maximum benefit provided by an applicable income tax treaty with the United States, or (y) to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a reduction in or a complete exemption with respect thereto pursuant to Section 3.10(b) hereof. Each Payee agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Payee) to file any certificate or document or to furnish to the Borrowers and Guarantor any information, in each case, as reasonably requested by the Borrowers or Guarantor, as applicable, that may be necessary to establish any available exemption from, or reduction in the amount of, any taxes imposed on the payments made pursuant to this Agreement or the Notes; provided, however, that nothing in this Section 3.10(b) shall require such Payee to disclose any confidential information (including, without limitation, its tax returns).

(c) If any Payee determines in its reasonable discretion that it has received a refund or realized a credit of any taxes as to which it has received a Gross-Up Payment, it shall pay over such refund to the applicable Borrower or Guarantor (but only to the extent of Gross-Up Payments made with respect to the taxes giving rise to such refund or credit), net of all out-of-pocket expenses by the Payee and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund or credit); provided, however, that the applicable Borrower or Guarantor, upon the request of Agent or such Payee, agrees to repay the amount paid over to such Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such Payee in the event such Payee is required to repay such refund or credit to such Governmental Body. Nothing contained in this Section 3.10 shall require Agent or any Lender to make available its tax returns or any other information which it deems confidential to any Borrower, any Guarantor or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Borrower or Guarantor the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in had the additional amounts giving rise to such refund or credit of any Gross-Up Payment never have been paid in the first place.

(d) If a Borrower or a Guarantor determines in good faith that a reasonable basis exists for contesting a tax imposed on the payments made pursuant to this Agreement or any of the Other Documents, the applicable Payee shall cooperate with Borrower in challenging such tax and if requested by a Borrower or a Guarantor in writing; provided, however, that the Payee shall not be required to incur any expense or to take any action hereunder which, in the reasonable discretion of the Payee, would cause the Payee or its applicable lending office to suffer any economic, legal or regulatory disadvantage.

(e) If a Borrower or Guarantor is required to pay a Payee any additional amounts pursuant to this Section 3.10, the Payee shall, upon the reasonable request of such Borrower or Guarantor, designate a different office or transfer its rights, benefits and obligations under this Agreement to an affiliate if such designation or transfer would reduce or eliminate such obligation to pay additional amounts and would not, in the reasonable discretion of the Payee, be disadvantageous to such Payee.

(f) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of Borrower and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. Such delivery may be made by electronic transmission as described in §1.1441-1(e) (4) (iv) of the Regulations if Agent establishes an electronic delivery system. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-81MY and the related statements and certifications as required under §1.1441-1(e)(3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to Borrowing Agent and Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrowers hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such assignee or participant to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of Borrowing Agent and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowing Agent or Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Internal Revenue Code.

3.11. Compliance with the Interest Act (Canada). For the purposes of this Agreement with respect to Stream Canada, whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which such rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used as the basis of such calculation.

3.12. Judgment Currency. Without limiting any other rights in this Agreement, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any Other Document it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which Agent would, on the relevant date at or about 12:00 noon (New York time), be prepared to sell a similar amount of such currency in New York, New York against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the applicable Borrower or Guarantor will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement or any Other Document in such other currency. Any additional amount due from any Borrower or Guarantor under this Section 3.12 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement or any of the Other Documents.

IV.	COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral.

(a) To secure the prompt payment and performance to Agent and each Lender of all of the Obligations, each US Borrower and SHC hereby ratifies, confirms, and acknowledges its prior grant of security interest to Agent and Lenders in and to all of its Collateral, whether pursuant to the Third Restated Loan Agreement (or the Original Loan Agreement, Restated Loan Agreement or Second Restated Loan Agreement, as such terms were used in the Third Restated Loan Agreement), each Stock Pledge Agreement and/or the Pledge of Receivables. Each US Borrower hereby further assigns, pledges, hypothecates and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located, as security for all of the Obligations; provided, however, that (x) the grant of the security interest in Collateral consisting of the Capital Stock of Stream BV shall have been granted pursuant to the Deed of Pledge of Shares and (y) the grant of the security interest in Collateral consisting of 65% of the Capital Stock of each of Stream Canada, Stream UK, Stream Germany, Stream Service BV and Stream BV shall have been granted pursuant to the respective Foreign Security Agreements and shall not be deemed granted hereunder.

(b) Stream Canada hereby confirms that the General Security Agreement secures payment and performance of the “Liabilities” as defined therein and ratifies, confirms and acknowledges that the General Security Agreement remains in full force and effect.

(c) Stream Germany hereby ratifies, confirms, and acknowledges its prior grant of security interest to Agent and Lenders in and to all of its Collateral pursuant to each of the German Security Agreements in order to create and grant to Agent for the benefit of Lenders a security interest in and to all of its Collateral located in Germany. Except as used in the preceding sentence, for purposes of Sections 4.1 though 4.20 of this Agreement, the definition of Collateral shall be deemed to not include any Collateral in which Agent has been granted a Lien pursuant to the German Security Agreements.

(d) Stream UK hereby ratifies, confirms, and acknowledges its prior grant of security interest to Agent and Lenders in and to all of its Collateral pursuant to each of the Northern Ireland Security Agreements in order to create and grant to Agent for the benefit of Lenders a security interest in all of its Collateral.

(e) Stream BV hereby ratifies, confirms, and acknowledges its prior grant of security interest to Agent in and to all of its Collateral pursuant to each of the Dutch Security Agreements in order to create and grant to Agent a security interest in all of its Collateral as security for the Secured Obligations (as defined in each Dutch Security Agreement), as such may be amended, varied, modified, novated or restated from time to time (including by way of increase of the Foreign Obligations and/or the US Obligations).

(f) Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice by a US Borrower, the applicable US Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof. Stream Germany is obligated to assign any such commercial tort claim to Agent upon request therefor by Agent. In the event of any inconsistency between the terms of this Agreement and the terms of any of the Foreign Security Agreements with respect to any Collateral of the Foreign Borrowers, the respective terms of such Foreign Security Agreement shall control.

4.2. Perfection of Security Interest.

(a) Each Loan Party shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords’ or mortgagees’ lien waivers in respect of Collateral located in the United States or Canada, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments (including any promissory notes), letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, blocked account, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest under the Uniform Commercial Code or other applicable law. By its signature hereto, Loan Party hereby authorizes Agent, at any time and from time to time, to file, without the signature of any Loan Party in accordance with Section 9-509 of the Uniform Commercial Code, financing statements, continuation statements and amendments thereto including, without limitation, financial statements that describe the Collateral as “all assets” of the applicable Loan Party and which contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statements, continuation statements or amendments, all in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may reasonably incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for the ratable benefit of Lenders immediately upon demand.

(b) Each Loan Party shall, at any time and from time to time, take such steps as Agent may reasonably request (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Agent, of any bailee having possession of any of the Collateral, stating that the bailee holds such Collateral for Agent, (ii) to obtain “control” of any letter-of-credit rights, deposit accounts or electronic chattel paper (as such terms are defined in the Uniform

Commercial Code with corresponding provisions thereof defining what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Agent, and (iii) otherwise to insure the continued perfection and priority of Agent’s security interest in any of the Collateral for the benefit of the Lenders and of its rights therein. If any Borrower shall at any time, acquire a “commercial tort claim” (as such term is defined in the Uniform Commercial Code) in excess of $25,000, such Borrower shall promptly notify Agent thereof in writing, therein providing a reasonable description and summary thereof, and upon delivery thereof to Agent, such Borrower shall be deemed to thereby grant to Agent for the benefit of the Lenders (and each Loan Party hereby grants to Agent, for the benefit of each Lender) a security interest and lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

(c) Each Loan Party hereby confirms and ratifies all Uniform Commercial Code financing statements filed by Agent with respect to such Loan Party on or prior to the date of the Agreement.

4.3. Disposition of Collateral. Each Loan Party will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (i) the disposition or transfer of Collateral in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $1,000,000 and (ii) the disposition or any Collateral which is the subject of a casualty event and for which proceeds of insurance are being received, and only to the extent that, in the case of each of (i) and (ii), (a) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest (subject to Permitted Encumbrances) or (b) the proceeds of which or are remitted to Agent to be applied or disbursed pursuant to Section 2.21.

4.4. Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent reasonably deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Borrower’s owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s reasonable expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be payable by Borrowers and charged to the relevant Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations.

4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted

Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Borrower’s Equipment shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without five (5) Business Days’ prior written notice to Agent except with respect to the sale of Equipment to the extent permitted in Section 4.3 hereof.

4.6. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations pursuant to an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Upon the occurrence of an Event of Default, upon the written request of Agent, each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7. Books and Records. Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP (or the relevant foreign equivalent of GAAP with respect to the Foreign Borrowers) consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.

4.8. Financial Disclosure. Each Loan Party will, at the request of Agent, deliver to Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances, reports or management letters provided to such Loan Party by its accountants. Furthermore, each Loan Party hereby irrevocably authorizes and directs, effective upon the declaration of an Event of Default by Agent and during the continuance thereof, all accountants and auditors employed by such Loan Party at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of the Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all federal, state, provincial and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such authorities.

4.9. Compliance with Laws. Each Loan Party shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to its respective Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Each Loan Party may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral. The assets of Loan Parties at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Loan Parties so that such insurance shall remain in full force and effect.

4.10. Inspection of Property; Books and Records; Discussions. Each Loan Party shall permit any authorized representative(s) designated by either Agent or any Lender to visit and inspect, any of the Collateral, to examine, audit, check and make copies of such Loan Party’s financial and accounting records, books, journals, orders, receipts and any correspondence (other than privileged correspondence with legal counsel) and other data relating to its respective businesses or the transactions contemplated hereby or referenced herein, and to discuss its affairs, finances and accounts with its management personnel and independent certified public accountants, during normal business hours and at any other reasonable time, as often as may be reasonably requested. Without limiting the foregoing, each Loan Party acknowledges and agrees that Agent and Lenders will engage an independent consultant to act as their representative to undertake certain of the aforesaid actions on behalf of Agent and Lenders and covenant that such Loan Party will cooperate fully with such consultant in the conduct of its activities and make available such personnel, information, data and documents as are requested by such consultant in the conduct of such activities.

4.11. Insurance. Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense in amounts and with carriers reasonably acceptable to Agent, each Loan Party shall (a) keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party including, without limitation business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least twenty (20) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a loss payee and additional insured with respect to all insurance coverage referred to in clause (a) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least twenty (20) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clause (a) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine; provided, however, that so long as no Event of Default shall have occurred and is continuing, Agent shall remit to the applicable Loan Party insurance proceeds of up to $1,000,000 in the aggregate for all Loan Parties during any fiscal year reasonably necessary to replace Equipment useful in the operation of the applicable Loan Party’s business. Any surplus shall be paid by Agent to the applicable Loan Party or applied as may be otherwise required by law.

4.12. Failure to Pay Insurance. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party and charge the relevant Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13. Payment of Taxes. Each Loan Party will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including, without limitation, foreign, federal, provincial, state or other local real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, subject to Loan Party’s right to contest or dispute in good faith any of the above as set forth in this Section 4.13. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender is required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s reasonable judgment, may create a valid Lien on the Collateral, Agent may, upon five (5) Business Days’ prior notice to Borrowing Agent pay the taxes, assessments or other Charges and the relevant Borrowing Group hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any Loan Party has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s security interest in or Lien on the Collateral. The amount of any payment by Agent under this Section 4.13 shall be charged to the relevant Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its security interest in any and all Collateral held by Agent.

4.14. Payment of Leasehold Obligations. Each Loan Party shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so, except where the failure to pay such contractual obligations would not have a Material Adverse Effect.

4.15. Receivables.

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice (except with respect to Unbilled Receivables until such time as each applicable account has been billed) relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by the applicable Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Solvency of Customers. Each Customer, to the best of each Loan Party’s knowledge, as of the date each Receivable is created, is solvent and able to pay all Receivables on which the Customer is obligated in full when due or, with respect to such Customers of any Loan Party who are known to such Loan Party not to be solvent on the date each Receivable is created, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Locations of Borrower. Each Loan Party’s chief executive office is located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to Agent by any Loan Party of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables. Each Borrower and such other Loan Parties whose assets are included in the calculation of the applicable Formula Amount on the Borrowing Base Certificate, if any, shall instruct its Customers to deliver all remittances upon Receivables to such lockbox account or Blocked Account as Agent shall designate from time to time as contemplated by Section 4.15(h) or as otherwise agreed to from time to time by Agent.

Notwithstanding the foregoing, to the extent any Borrower or such other Loan Party directly receives any remittances upon Receivables, such Borrower and such other Loan Party will, at its sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent such amounts received on Receivables, and shall not commingle such collections with any Borrower’s or such other Loan Party’s funds or use the same except to pay Obligations. Each Borrower and such other Loan Party shall, upon request, deliver to Agent, or deposit in a Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default, but subject to the requirements of any Applicable Law prior to the occurrence of an Event of Default requiring notice in order to have a perfected or priority Lien, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to the relevant Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Loan Parties’ Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power to send verifications of Receivables to any Customer and to sign such Loan Party’s name on all documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same. Furthermore, each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to demand payment of the Receivables; (iv) to enforce payment of the Receivables by legal proceedings or otherwise; (v) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (vi) to settle, adjust, compromise, extend or renew the Receivables; (vii) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (viii) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (ix) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (x) to do all other acts and things necessary to carry out this Agreement; provided, however, such power shall not be exercised with respect to clauses (i) through (ix) unless an Event of Default has occurred and is continuing. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default or Default, to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Loan Party.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence and during the continuance of an Event or Default Agent may, without notice or consent from any Loan Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence and during the continuance of an Event or Default the return of the goods represented by any of the Receivables, without notice to or consent by any Loan Party, all without discharging or in any way affecting any Loan Party’s liability hereunder.

(h) Establishment of a Lockbox Account. All proceeds of Collateral shall be deposited by Loan Parties into one or more accounts maintained at PNC or, with the prior written agreement of Agent, be deposited by Loan Parties into one or more lockbox accounts, dominion accounts or such other “blocked accounts” (“Blocked Accounts”) as Agent may require pursuant to an arrangement with such bank as may be selected by Borrowing Agent and be reasonably acceptable to Agent. Each applicable Loan Party shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to an account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent; provided, however, that with respect to Blocked Accounts located outside of the United States, such direction to transfer to an account of Agent shall only occur subsequent to the occurrence of any Event of Default. Prior to the occurrence of an Event of Default, the respective Borrower may, from time to time, transfer funds from a Blocked Account (into which collections of Receivables are directed to be paid) to an operating account at the same bank (which, to the extent practicable in the respective jurisdiction, shall also constitute a Blocked Account), and utilize such funds for general operating needs and for loans and investments to the extent permitted under this Agreement, and deliver to Agent an accounting thereof no less frequently then on a monthly basis. Agent reserves the right, however, to notify the respective bank with respect to any Blocked Account, at any time, that funds may only be transferred thereafter from the collection account to the operating account with the written approval of Agent. All funds deposited in any Blocked Account shall immediately become the property of Agent (except as otherwise provided in agreements entered into by Agent with respect to Blocked Accounts located outside of the United States) and Loan Parties shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Each agreement with respect to a Blocked Account shall not be terminable by the respective Loan Party without the express written consent of Agent, until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds.

(i) Adjustments. No Loan Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, discounts, credits and allowances as have been heretofore customary in the business of such Loan Party.

(j) Additional Blocked Accounts. Prior to the Closing Date, (a) a Blocked Account agreement in form and substance satisfactory to Agent shall be executed by all parties with respect to all bank accounts of Stream UK in Northern Ireland and England, (b) Fortis Bank (Nederland) NV (“Fortis NV”) shall have confirmed and taken notice of the pledge of Stream BV’s bank account with Fortis NV, which shall be subject to the Deed of Disclosed Pledge of Bank Accounts, to Agent, and Fortis NV shall have waived any rights of pledge, set-off and retention with respect thereto, (c) Stream BV shall have instructed all of its Customers to immediately thereafter pay all proceeds of Receivables to a bank account established in the name of Agent with ABN AMRO Bank N.V. or another financial institution acceptable to Agent located in the Netherlands (the “Dutch Bank”) for the collection of Stream BV’s Receivables (the “BV Collection Account”) and (d) Stream BV shall have established, with the Dutch Bank, for the payment by Stream BV of its obligations in the ordinary course of its business in the Netherlands, an operations account (the “BV Operations Account”), which shall be subject to the Deed of Disclosed Pledge of Bank Accounts and the Dutch Bank shall have confirmed and taken notice of the pledge of Stream BV’s bank account to Agent and waived any rights of pledge, set-off and retention with respect thereto. Agent shall notify the Dutch Bank, by sending a notice to the Dutch Bank substantially in the form attached hereto as Exhibit 4.15(j), that unless and until it receives instructions from Agent to the contrary (which Agent shall not send unless and until (i) an Event of Default has occurred or (ii) Stream BV has been declared bankrupt pursuant to the Netherlands Bankruptcy Code (Faillissementswet) or otherwise), Stream BV shall be authorized to transfer funds from the BV Collection Account to the BV Operations Account. Stream BV hereby agrees that any and all transfers of funds from the BV Collection Account to the BV Operations Account shall only be made in the ordinary course of its business. All amounts received by Agent in the BV Collection Account shall be deemed to constitute repayments by Stream BV of Revolving Advances due and owing from Stream BV and all amounts transferred from the BV Collection Account to the BV Operations Account shall be deemed to constitute new Revolving Advances to Stream BV but, unless otherwise determined by Agent in its sole discretion, such repayments and further extensions of credit shall not be included in the calculation of the Formula Amount, the Foreign Formula Amount, Undrawn Availability, interest due on outstanding Advances, statements of account as between Agent and the Lenders or for any other purposes under this Agreement.

4.16. Intentionally Omitted.

4.17. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the operating efficiency of the Equipment shall be maintained and preserved. No Loan Party shall use or operate the Equipment in material violation of any law, statute, ordinance, code, rule or regulation. Each Loan Party shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Loan Party of any of the terms and conditions thereof.

4.19. Environmental Matters.

(a) Loan Parties shall ensure that the Real Property remains in material compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by applicable law or appropriate governmental authorities.

(b) To the extent the operations of any Loan Party or any of the Real Property would reasonably warrant it, the applicable Loan Party shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Loan Parties shall (i) employ in connection with the use of the Real Property reasonably appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA or other similar applicable legislation and any other applicable Environmental Laws. Loan Parties shall use their best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Loan Parties in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which such Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Loan Parties shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Loan Party to dispose of Hazardous Substances and shall continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to Agent until the claim is settled. Loan Parties shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in the Real Property and the Collateral.

(f) Loan Parties shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Loan Party.

(g) Promptly upon the reasonable written request of Agent from time to time, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Loan Parties shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Loan Parties’ obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Loan Parties’ obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Loan Parties’ right, title and interest in and to its owned and leased premises.

(j) For purposes of Section 4.19 and 5.7, all references to Loan Parties shall be deemed to refer to the applicable Borrowing Group.

4.20. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents (other than the Questionnaire) constitute the legal, valid and binding obligation of each Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Loan Party’s limited liability company, partnership or corporate powers, have been duly authorized, are not in contravention of law or the terms of such Loan Party’s certificate of formation, partnership agreement, limited liability company agreement, by-laws, certificate of incorporation or other applicable documents relating to such Loan Party’s formation or to the conduct of such Loan Party’s business or of any material agreement or undertaking to which such Loan Party is a party or by which such Loan Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, charter document, by-law, material agreement, or material instrument to which such Loan Party is a party or by which it or its property may be bound.

5.2. Formation and Qualification.

(a) Each Loan Party, (i) is duly incorporated and in good standing under the laws of the jurisdiction listed on Schedule 5.2(a), (ii) is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect and (iii) has the power and authority to own its properties and assets and to transact the business in which it is presently, or proposes to be, engaged. The exact organizational identification number of each Loan Party is set forth on Schedule 5.2(a). Each Loan Party has delivered to Agent true and complete copies of its articles of incorporation or certificate of formation, and by-laws or operating agreement, as the case may be, and will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of each Loan Party are listed, as of the Closing Date, on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of each Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Each US Borrower’s federal tax identification number is set forth on Schedule 5.4. Except as set forth on Schedule 5.4 or as otherwise permitted under Section 6.12, each Loan Party has filed all foreign, federal, provincial, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Except as set forth on Schedule 5.4 or as otherwise permitted under Section 6.12, to such Loan Party’s knowledge all foreign, federal, provincial, state and local income tax returns of the Business being acquired by Loan Parties have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2007. The provision for taxes on the books of each Business being acquired by Loan Parties are adequate for all years not closed by applicable statutes, and for its current fiscal year, and each Loan Party has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The balance sheet of Borrowers on a Consolidated Basis as of June 30, 2008 or, if the balance sheet as of June 30, 2008 is not yet available on the Closing Date, then as of the date for which the most recently available balance sheet has been prepared by Borrowers (the “Pre-Closing Balance Sheet”) furnished to Agent prior to the Closing Date is, subject to audit adjustments, complete and correct, to the knowledge of each Loan Party, and fairly reflects the financial condition of Borrowers on a Consolidated Basis as of June 30, 2008, which is not materially different on the Closing Date, and has been prepared in accordance with GAAP, consistently applied. The Pre-Closing Balance Sheet has been certified as complete and correct in all material respects, to the knowledge of each Loan Party by the President and Chief Financial Officer of each Loan Party. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The thirty-six-month business plan of Borrowers on a Consolidated Basis for the 2008 through 2010 fiscal years (the “Pre-Closing Business Plan”) furnished to Agent prior to the Closing Date, was prepared by Global BPO, was based on underlying assumptions which Global BPO believed at the time to be reasonable under the circumstances, as of the Closing Date, the Pre-Closing Business Plan remains valid, provides a reasonable basis for the expected financial performance of Borrowers on a Consolidated Basis for the entire 2008, 2009 and 2010 fiscal years. The Pre-Closing Business Plan together with the Pre-Closing Balance Sheet, are referred to as the “Pre-Closing Financial Statements”.

5.6. Corporate Name. Except as set forth on Schedule 5.6, each Loan Party has not been known by any other corporate name in the past five years and does not provide services under any other name, nor has any Loan Party been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. and Environmental Compliance. Except as disclosed on Schedule 5.7 or with respect to any Environmental Complaint,

(a) Each Loan Party has duly complied, in all material respects, with the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; to Loan Parties’ knowledge there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Each Loan Party has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, required in respect of the operation of its respective businesses, where the failure to obtain same would result in, or is reasonably likely to result in, a Material Adverse Effect.

(c) To the knowledge of Loan Parties (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) the Real Property has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default.

(a) After giving effect to the transactions anticipated to occur on the Closing Date, each Loan Party will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of each Loan Party’s assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of each Loan Party’s assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), (i) there is no pending or threatened (in writing) litigation, arbitration, actions or proceedings which is reasonably likely to result in a Material Adverse Effect, and (ii) as of the Closing Date, no Loan Party has any liabilities nor Indebtedness for borrowed money other than the Obligations.

(c) The Loan Parties are not in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

(d) No Loan Party or any member of the Controlled Group, maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Loan Party or any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC under Title IV of ERISA, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan equals or exceeds the present value of the accrued benefits and other liabilities of such Plan and no Loan Party or any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) no Loan Party or any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) no Loan Party or any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) no Loan Party or any member of the Controlled Group has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA), (ix) no Loan Party or any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (x) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (xi) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xii) no Loan Party or any member of the Controlled Group has any fiduciary responsibility for investments with respect to any Plan existing for the benefit of Persons other than employees or former employees or dependant spouses of employees or former employees of any Loan Party and any member of the Controlled Group, and (xiii) no Loan Party or any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and material licenses owned or utilized by any Loan Party are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the intellectual property rights which are material to the operation of its business; to Loan Party’s knowledge, other than as set forth on Schedule 5.9, there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge. To the extent material to the operation of Loan Party’s business, each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by any Loan Party and all trade secrets used by any Loan Party consist of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Loan Party, other than off the shelf software generally available to any Person, such Loan Party is in possession of, or is licensed to use, all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement.

5.10. Licenses and Permits. Each Loan Party (a) is in material compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits would result in, or is reasonably likely to result in, a Material Adverse Effect, and all such licenses and permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11. Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder, in each case, which would result in, or is reasonably likely to result in, a Material Adverse Effect.

5.12. No Default. No Loan Party is in default in the payment or performance of any of its contractual obligations which would result in, or is reasonably likely to result in, a Material Adverse Effect, and no Default has occurred.

5.13. No Burdensome Restrictions. No Loan Party is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. Labor Matters.

(a) There are no controversies pending or, to the best of the Loan Parties’ knowledge after diligent inquiry, threatened between such Loan Party and any of its internal employees (other than employee grievances arising in the ordinary course of business), which controversies would, in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) To the best knowledge of each Loan Party: (i) no Loan Party is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint pending against any Loan Party or threatened in writing against any Loan Party, before the National Labor Relations Board; (iii) there is no labor arbitration proceeding pending against any Loan Party or threatened in writing; (iv) there is no strike, labor dispute, slowdown or stoppage pending against any Loan Party or threatened in writing; and (v) there is no union representation question or union organized activity pending with respect to the employees of any Loan Party or threatened in writing which would, in the aggregate, with respect to all of the matters set forth in clauses (i) through (v) above be reasonably likely to have a Material Adverse Effect.

5.15. Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Loan Party in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18. Acquisition Agreement; Ares Transaction Agreement. Neither the Acquisition Agreement nor the Ares Transaction Agreement has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19. Swap Obligations. No Loan Party has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. Loan Parties have undertaken their own independent assessment of their consolidated assets, liabilities and commitments and have considered appropriate means of mitigating and managing risks associated with such matters and have not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

5.20. Conflicting Agreements. Except as set forth on Schedule 5.20, no provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or affecting the Collateral in any material respects conflicts with, or requires any Consent which has not already been obtained, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21. Application of Certain Laws and Regulations. No Loan Party or any Affiliate of any Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.22. Business and Property of Borrowers. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the Business. On the Closing Date, each Loan Party and each of its Subsidiaries will own and have good title to all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party or Subsidiary.

5.23. Section 20 Subsidiaries. No Borrower intends to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.24. Material Customers. Since January 1, 2008, except as set forth on Schedule 5.24 hereto, there has been no termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship of Seller with any of the material Customers of the Business. For the purposes of this Section 5.24, material Customers shall mean Customers generating at least five percent (5%) of the aggregate gross revenue of the Business conducted by the Borrowers on a Consolidated Basis on a yearly basis.

5.25. Anti-Terrorism Laws.

(a) General. To the best knowledge of each Loan Party, after reasonable inquiry, none of the Loan Parties, nor any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. To the best knowledge of each Loan Party, after reasonable inquiry, none of the Loan Parties, nor or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

To the best knowledge of each Loan Party, after reasonable inquiry, no Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

VI.	AFFIRMATIVE COVENANTS.

Until payment in full of the Obligations and termination of this Agreement:

6.1. Payment of Fees. Each Borrower shall pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds to an account other than an operating account maintained with Agent and (b) the establishment and maintenance of any Blocked Accounts with Agent as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2. Conduct of Business and Maintenance of Existence and Assets. Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its material rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof which are necessary in the conduct of its business.

6.3. Violations. Borrowing Agent shall promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.4. Government Receivables. Each Borrower and Guarantor shall take all steps necessary to protect Agent’s interest in the Collateral under the federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5. Undrawn Availability. Loan Parties shall cause Undrawn Availability, at all times, to be greater than $10,000,000; provided, however, that solely for purposes of determining compliance with this covenant, Undrawn Availability shall be computed without giving effect to the provisions of Section 2.1(b) or (c), the definitions of US Formula Amount or Foreign Formula Amount or any other sublimits with respect to a particular Borrower or group of Borrowers.

6.6. Net Worth. Borrowers on a Consolidated Basis shall maintain, at all times, a Net Worth in an amount not less than the sum of (a) seventy-five percent (75%) of Net Worth as of July 31, 2008, as indicated on the audited balance sheet of Borrowers on a Consolidated Basis as of such date, which shall be delivered to Agent not more than sixty (60) days following the Closing Date, plus (b) an amount equal to fifty percent (50%) of cumulative net income (excluding any net losses) of Borrowers on a Consolidated Basis for each fiscal year, commencing with the fiscal year ending December 31, 2008, through any date of determination.

6.7. Fixed Charge Coverage Ratio. Borrowers on a Consolidated Basis shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the four fiscal quarters ending September 30, 2008 and for each fiscal quarter ending thereafter, on a rolling four quarter basis.

6.8. Execution of Supplemental Instruments. Each Loan Party shall execute and deliver to Agent from time to time, promptly upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.9. Payment of Indebtedness. Each Borrower and Guarantor shall pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a

Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and each Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.10. Standards of Financial Statements. Borrowers shall cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.11. Exercise of Rights. Each Loan Party shall and, to the extent relevant shall cause each of its Subsidiaries to, enforce all of its rights under the Acquisition Agreement including in each case, but not limited to, all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights, subject to its reasonable business judgment.

6.12. Payment of Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, file all tax returns and reports as and when required by the related Governmental Body and pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its property or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Permitted Encumbrance) upon any of the property or assets of such Loan Party, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that (x) no such taxes, assessments and governmental charges referred to in clause (a) above (other than with respect to the absolute obligation to timely remit all appropriate payroll taxes) or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and with respect to which proper reserves have been taken by such Loan Party in conformity with GAAP and (y) the late filing of any tax return or report shall not constitute a breach of the respective Loan Party’s obligations under this Section 6.12 if (i) the taxes which are the subject of such return or report have been timely paid and (ii) such late filing would not reasonably be anticipated to have a Material Adverse Effect.

6.13. Back-up of Books and Records. Borrowers shall cause all of the books and records of Borrowers and their respective Subsidiaries located at any location outside of the United States to be “backed-up” on computers located at the Richardson, Texas location, no less frequently than once per week, including, without limitation all information relating to each Borrower’s Receivables and accrued but unbilled Receivables (whether constituting Eligible US Receivables, Eligible Foreign Receivables, Eligible Unbilled Foreign Receivables, Eligible Unbilled US Receivables or ineligible billed or unbilled Receivables ).

6.14. Leasehold Agreements. Each Borrower shall use commercially reasonable efforts to deliver to Agent landlord’s waiver and consent agreements satisfactory to Agent with respect to the Real Estate leased by Borrower in the United States or Canada at which Collateral is located, provided that if any Borrower has not delivered a landlord’s waiver and consent agreement with respect to any such leased Real Estate, Agent may impose such reasonable Eligible Reserves with respect to such leased Real Estate as the Agent may consider necessary or appropriate in its sole discretion.

VII.	NEGATIVE COVENANTS.

Until satisfaction in full of the Obligations and termination of this Agreement, without, in each case, the prior written consent of Agent:

7.1. Merger, Consolidation, Acquisition and Sale of Assets. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than the Excluded Entities) to:

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it, other than the merger, consolidation or other reorganization (x) of a wholly-owned Subsidiary of a Borrower into such Borrower (where such Borrower is the surviving entity) and (y) of any wholly-owned Foreign Subsidiaries into another wholly-owned Foreign Subsidiary.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and except as provided in Section 4.3.

7.2. Creation of Liens. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than Foreign Subsidiaries which are not Borrowers and other than the Excluded Entities) to, create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances; provided, however, that notwithstanding the parenthetical clause of this Section 7.2, in no event may any Loan Party (other than SGS) or any of its Subsidiaries (other than the Excluded Entities) create or suffer to exist any Lien upon the shares of its capital stock (or other ownership interests) except in favor of Agent or other non-consensual Permitted Encumbrances arising by operation of law.

7.3. Guarantees. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than Foreign Subsidiaries which are not Borrowers and other than the Excluded Entities) to, become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3 and (b) the endorsement of checks and negotiable instruments in the ordinary course of business.

7.4. Investments. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than the Excluded Entities) to, purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) Cash Equivalents, (b) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (c) investments in the Foreign Subsidiaries not to exceed, together with all loans made pursuant to Section 7.5(c) and all investments made pursuant to this Section 7.4 by any other Loan Party (other than SGS), the aggregate amount of $25,000,000, (d)

Investments in domestic Borrowers and SHC and (e) as disclosed on Schedule 7.4; provided that, for clarity, nothing contained herein shall prohibit or restrict the repurchase by SGS of equity (shares of stock, units and/or warrants) in the aggregate, during any period of time subsequent to the Closing Date, not to exceed (x) an aggregate of 30,000,000 shares, units and/or warrants of SGS in connection with the Tender Offer and Conversion Payment transactions and (ii) additional shares, units and/or warrants of SGS which are repurchased with funds available to SGS.

7.5. Loans. Loan Parties (other than SGS) shall not, nor shall they permit any of their Subsidiaries (other than the Excluded Entities) to, make advances, loans or extensions of credit to any Person (other than another US Borrower) including, without limitation, any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in the ordinary course of its business, (b) loans to its employees in the ordinary course of business not to exceed the aggregate amount of $50,000 at any time outstanding, (c) loans to SGS to the extent permitted under Section 7.7 and (d) loans to the Foreign Subsidiaries not to exceed, together with all investments made pursuant to Section 7.4(c), the aggregate amount of $25,000,000 at any time outstanding (not including subcontracting arrangements between any of the Foreign Subsidiaries), provided, however, that each such loan to a Foreign Subsidiary shall be evidenced by a promissory note which shall be pledged, endorsed and delivered to Agent as additional Collateral, and (d) unsecured loans from the Foreign Subsidiaries to the US Borrowers, so long as such loans are expressly subordinated to the Obligations on terms and conditions satisfactory to the Agent; provided, further, however, that nothing contained in this Section 7.5 shall restrict or otherwise apply to any advances, loans or extensions of credit made by any Foreign Subsidiary which is not a Borrower to any other Foreign Subsidiary which is not a Borrower.

7.6. Capital Expenditures. Loan Parties (other than SGS) shall not, nor shall they permit any of their Subsidiaries (other than the Excluded Entities) to, contract for, purchase or make any Capital Expenditure in any fiscal year, in excess of the following aggregate amounts during the applicable fiscal years (such amounts, as applicable, being the “Annual Limit”): (a) for the fiscal year ending December 31, 2008, $20,000,000, and (b) for each fiscal year ending December 31, 2009 and thereafter, $25,000,000. Provided that no Event of Default is in existence at the end of a fiscal year, up to $5,000,000 of the unutilized Annual Limit from the immediately preceding fiscal year may be carried over and utilized in the next succeeding fiscal year.

7.7. Dividends. Loan Parties (other than SGS) shall not, nor shall they permit any of their Subsidiaries (other than the Excluded Entities) to, declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Loan Party (other than SGS and other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Loan Party (other than SGS) except that (i) any Subsidiary of a Loan Party may pay dividends to any Borrower, (ii) Stream Bermuda and Stream Italy may pay dividends or make distributions to SHC; and (iii) subsequent to receipt by Lender of the annual financial statements required to be furnished pursuant to Section 9.7 for the fiscal year ending December 31, 2008, Borrowers may make dividends or other distributions to SHC which, upon the receipt thereof, may utilize such monies to make dividends and/or other distributions to SGS (which may be used or retained by SGS for such purposes as it determines), provided that (i) no Default or Event of Default exists immediately prior to or after giving effect to the proposed dividend and/or distribution and (ii) the aggregate amount of such dividends, distributions and loans from SHC to SGS during any fiscal year of Borrowers shall not exceed (A) the lesser of (1) $25,000,000 and (2) the amount which, immediately after payment thereof, would not cause (x) Undrawn Availability (provided, however, that solely for purposes of determining compliance with this test, Undrawn Availability shall be deemed defined as, and computed, after giving effect to the provisions of Section 2.1(b) or (c), the definitions of US Formula Amount or Foreign Formula Amount and any other sublimits with respect to a particular Borrower or group of Borrowers) after giving effect to such dividend and/or other distribution to be less than $15,000,000 and (y) Borrowers’ Net Worth to be less than as then required pursuant to Section 6.6, provided further that, for clarity, nothing herein shall prohibit or restrict the repurchase by SGS of equity (shares of stock and/or warrants) described in the proviso contained in Section 7.4 hereof during any period of time subsequent to the Closing Date or prohibit or restrict the making of any Conversion Payment.

7.8. Indebtedness. Loan Parties (other than SGS) shall not, nor shall they permit any of their Subsidiaries (other than the Excluded Entities) to, create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) contingent liabilities arising out of the endorsement of checks and other negotiable instruments for deposit or collection in the ordinary course of business, (iv) Indebtedness expressly subordinated to the Obligations on terms and conditions satisfactory to Agent and Required Lenders in all respects, in amounts, on terms and from lenders satisfactory to Agent and Lenders in all respects, (v) Indebtedness incurred by Foreign Subsidiaries (other than Foreign Borrowers and Stream Italy), upon terms and conditions reasonably satisfactory to Agent and Required Lenders, (vi) Indebtedness incurred by Stream Italy, (vii) unsecured Indebtedness incurred to finance insurance premiums, not to exceed in the aggregate $1,500,000 at any one time outstanding, (viii) unsecured Indebtedness consisting of Loans permitted by Section 7.5(c) and (d), and (ix) additional unsecured Indebtedness not included in clauses (i) through (ix) not to exceed in the aggregate $2,000,000 at any one time outstanding.

7.9. Nature of Business. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than the Excluded Entities) to, substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10. Transactions with Affiliates. Loan Parties shall not, nor shall they permit any of their Subsidiaries to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

7.11. Leases. Loan Parties (other than SGS) shall not, nor shall they permit any of their Subsidiaries (other than the Excluded Entities) to, during any fiscal year, enter into as lessee any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, the sum of all Rentals for all such leases would exceed $30,000,000 in the aggregate for SHC, SFI, Stream, SNY and their respective Subsidiaries. The term “Rentals” means, as of any date of determination, all payments which the lessee is required to make, during the fiscal year which includes the date of determination, by the terms of the lease, exclusive of payments with respect to real property taxes, insurance, utilities and other payments in addition to the base rent for which Borrowers are obligated under the lease.

7.12. Subsidiaries. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than any Foreign Subsidiary which is not a Borrower and other than the Excluded Entities) to:

(a) Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes, subject to the provisions of Sections 16.3 and 16.4 hereof, jointly and severally liable for the obligations of the respective Borrowing Group hereunder, under the applicable Note and under any other agreement between any applicable Borrower and Lenders and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b) Become a general partner of any partnership or become a joint venture partner of any continuing enterprise.

7.13. Fiscal Year and Accounting Changes. No Loan Party shall, nor shall it permit any of its Subsidiaries to, (x) in the case of SHC or SFI and its Subsidiaries, change its fiscal year end from December 31 (except, with respect to certain Foreign Subsidiaries having a fiscal year end of March 31, other than to make their fiscal year end December 31), and (y) in the case of Stream or SNY and their respective Subsidiaries, change its fiscal year end (other than to make its fiscal year end December 31) or, in either case, make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law or, in each case, except as approved by the Borrowers’ accountants. If the Borrowing Agent notifies the Agent that it has made a change in accounting treatment required or permitted hereby, then Borrowers’ compliance with the covenants set forth in Sections 6.5, 6.6 and 6.7 hereof shall be determined on the basis of Borrowers’ accounting treatment immediately before the relevant change became effective, until either such notice is withdrawn or such covenants are amended in a manner satisfactory to Loan Parties and the Required Lenders.

7.14. Pledge of Credit. No Loan Party shall, nor shall it permit any of its Subsidiaries to, now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or, except as contemplated hereby, use any portion of any Advance in or for any business other than the Business as conducted on the date of this Agreement.

7.15. Amendment of Articles of Incorporation, By-Laws. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than any Foreign Subsidiary which is not a Borrower and other than the Excluded Entities) to, amend, modify or waive any term or material provision of its Articles of Incorporation, By-Laws or Operating Agreement in a manner adverse to Agent or the Lenders, unless required by law.

7.16. Compliance with ERISA. No Loan Party shall, nor shall it permit any of its Subsidiaries to: (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, other than those Pension Benefit Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the material requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17. Prepayment of Indebtedness. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than any Foreign Subsidiary which is not a Borrower and other than the Excluded Entities) to, at any time, directly or indirectly, prepay any Indebtedness under Section 7.8(iv) (other than to Lenders and other than the Junior Subordinated Indebtedness to be repaid on or about the Closing Date), or repurchase, redeem, retire or otherwise acquire any material Indebtedness of Borrowers, provided that so long as no Default or Event of Default has occurred or will result therefrom, the Borrowers may repay Indebtedness owed to the Foreign Subsidiaries.

7.18. Anti-Terrorism Laws. To the best knowledge of each Loan Party, after reasonable inquiry, no Loan Party shall:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.

Borrowing Agent shall deliver to Agent and each Lender any certification or other evidence requested from time to time by Agent or any Lender in its sole discretion, confirming each Loan Party’s compliance with this Section 7.18.

7.19. Other Agreements. No Loan Party shall enter into any material amendment, waiver or modification of the Acquisition Agreement or any related agreements.

7.20. No Additional Bank Accounts; No Excess Cash. No Borrower shall, directly or indirectly, open, maintain or otherwise have, any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than PNC and such other bank or banks selected by Borrowers and reasonably acceptable to Agent from which (with the exception of payroll accounts, benefit funding accounts and foreign accounts to the extent permitted by the next sentence hereof) Agent has received Blocked Account agreements in form and substance satisfactory to Agent. No Borrower shall, directly or indirectly, maintain any checking, savings or other bank accounts of any Borrower except (a) Blocked Accounts, (b) operating accounts of Foreign Borrowers maintained in the same banks in which a Blocked Account is maintained which are also subject to agreements in form and substance satisfactory to Agent pursuant to which Agent is granted a Lien and the ability to redirect monies to Agent after the occurrence of an Event of Default, (c) to the extent not included in clause (b) of this Section 7.20, each Borrower’s respective payroll accounts, in amounts not in excess at any time of the reasonably anticipated payroll and related expenses for the immediately succeeding payroll period, and (d) accounts at PNC containing sums which Agent shall, at the direction of Borrowing Agent, on behalf of any Borrower (or at any other time in its sole discretion if an Event of Default has occurred which is then continuing), may apply to the Advances upon the expiration of Interest Periods with respect to outstanding Eurodollar Rate Loans.

7.21. Swap Obligations. No Loan Party (other than SGS) shall, nor shall it permit any of its Subsidiaries (other than any Foreign Subsidiary which is not a Borrower and other than the Excluded Entities) to, enter into or incur any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

7.22. Stream Nevada. Stream Nevada will not engage in any business and will not own any material assets or have any liabilities, provided that Stream Nevada may engage in those activities and incur liabilities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

VIII.	CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances, and issue the Letters of Credit, in each case requested to be made and issued on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Note. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

(b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement and each similar document or instrument described in any Foreign Security Agreement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors of each Borrower (except, with respect to each of Stream Canada and Stream Germany, of the sole shareholder thereof) authorizing (i) the execution, delivery and performance of this Agreement, the Notes and any related agreement (collectively the “Documents”) and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary, an Assistant Secretary or other officer of each Borrower reasonably satisfactory to Agent as of the date of this Agreement; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrowers. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Borrower, dated the date of this Agreement, as to the incumbency and signature of the officers of each Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Proceedings of Guarantors. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Guarantor authorizing the execution, delivery and performance of the Guaranty certified by the Secretary or an Assistant Secretary of such Guarantor as of the date of this Agreement; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f) Incumbency Certificates of Guarantors. Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Guarantor, dated the date of this Agreement, as to the incumbency and signature of the officers of each Guarantor executing each Guaranty, Guaranty Security Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(g) Acquisition Documents. Agent shall have received final executed copies of the Acquisition Agreement (including all amendments thereto) and all related agreements, documents and instruments as in effect on the Closing Date, all conditions precedent to the consummation of the transactions contemplated by such documentation shall have been satisfied in full without waiver or modification except that which shall have been approved by Agent in writing, and the transactions contemplated by such documentation shall be consummated simultaneously with the initial Advance on the Closing Date;

(h) Consummation of Purchase, Merger and Name Change. Agent shall have received, in form and substance satisfactory to Agent, evidence of Global BPO’s acquisition of all of the issued and outstanding shares of the capital stock of SHC for a purchase price equal to the Purchase Price (including, without limitation, consummation of the merger of SHC into RASC), and the post-merger name change from Global BPO to SGS, all as of the Closing Date;

(i) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation or Certificate of Formation of each US Borrower and Guarantor and all amendments thereto, and the corresponding documents for each Foreign Borrower, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, if applicable, together with copies of the By-Laws or operating agreement (or similar foreign document) of each Borrower and each Guarantor and all agreements of Borrower’s and each Guarantor’s shareholders certified as accurate and complete by the respective Secretary of Borrower and each Guarantor;

(j) Good Standing Certificates. Agent shall have received (i) good standing certificates (or similar foreign document, where applicable) for each Borrower and each Guarantor dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s and such Guarantor’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of each Borrower’s and each Guarantor’s business activities or the ownership of its properties necessitates qualification and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect;

(k) Legal Opinions. Agent shall have received the executed legal opinions of (1) Wilmer Cutler Pickering Hale & Dorr LLP, counsel to US Borrowers, (2) NautaDutilh, Dutch counsel to Agent, (3) Loyens & Loeff, Dutch counsel to Stream BV and Stream Service BV, (4) Baker & McKenzie, counsel to Stream Germany, (5) Hengeler Mueller, German counsel to Agent, (6) L’Estrange & Brett, counsel to Stream UK, and (7) WeirFoulds LLP, counsel to Stream Canada, each in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Other Documents and related agreements as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(l) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Loan Party or Seller or against the officers or directors of any Loan Party or Seller (A) in connection with the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of the Business or inconsistent with the due consummation of the closing hereunder shall have been issued by any Governmental Body;

(m) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(m);

(n) Junior Secured Indebtedness. Agent shall have received a payoff letter in form and substance satisfactory to Agent from the holders of the Junior Secured Indebtedness that all outstanding Indebtedness of any Loan Party thereunder (in the approximate sum of $23,000,000) or relating thereto shall have been repaid in full, together with all fees and other amounts owing thereof, and the holders of the Junior Secured Indebtedness shall have terminated or released its security interests in the Collateral to the reasonable satisfaction of counsel to Lenders, including in all foreign jurisdictions;

(o) Documentation of Equity Investment. Agent shall have certified copies of the Ares Transaction Agreement providing for the investment by Ares Fund of $150,000,000 into Global BPO prior to SGS’s commencing a tender offer (the “Tender Offer”) for shares of its common stock;

(p) Fees and Expenses. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Article III hereof and the Fee Letter and Borrowers shall have satisfied in full all fees and expenses incurred on or prior to the Closing Date by (i) legal counsel to Agent and Lenders (including foreign counsel) and (ii) legal counsel to Borrowers (including foreign counsel);

(q) Pre-Closing Financial Statements. Agent shall have received a copy of the Pre-Closing Financial Statements which shall be satisfactory in all respects to Lenders;

(r) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of each Loan Party’s property, casualty, liability and business interruption insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of each Loan Party’s liability insurance policies together with endorsements naming Agent as a co-insured;

(s) Stock Pledge Agreements. Agent shall have received duly executed reaffirmations of the Stock Pledge Agreements by SHC and Stream, together with stock certificates and stock powers thereto endorsed in blank;

(t) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(u) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral in the United States, Canada, France, Northern Ireland, the Netherlands and Germany;

(v) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(w) No Adverse Material Change. (i) since December 31, 2007, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect;

(x) Foreign Security Agreements. Agent shall have received appropriate ratification and reaffirmation agreements, and/or amended and restated agreements, with respect to each of the Foreign Security Agreements, each duly executed and delivered by an authorized officer of the applicable Borrower, as applicable based upon the respective foreign counsel legal opinions;

(y) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer or Chief Executive Officer of each Loan Party dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Loan Parties are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(z) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible US Receivables, Eligible Foreign Receivables, Eligible Unbilled Foreign Receivables and Eligible Unbilled US Receivables is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date and that each the Revolving Advances to be made to each Borrowing Group comply with the respective limitations set forth in Section 2.1 hereof;

(aa) Undrawn Availability. After giving effect to the initial Advances hereunder, and the payment of all amounts required under subsection (p) of this Section 8.2, Borrowers shall have Undrawn Availability of at least $10,000,000; and

(bb) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with this Agreement shall be reasonably satisfactory in form and substance to Agent and its United States, Canadian, French and Dutch counsel.

8.2. Conditions to Each Advance. The agreement of each Lender to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date; except for changes or developments in any Loan Party’s business or operations that would render the information in the Questionnaire, any schedule or other such document either materially inaccurate or incomplete, so long as Agent has consented to such changes or such changes are permitted by this Agreement;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, subject only to the provisions of Section 17.2(b)(vi), may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any Revolving Advances requested to be made, after giving effect thereto, the aggregate Revolving Advances shall not exceed the maximum amount of Revolving Advances permitted under Section 2.1 hereof.

Each request for an Advance by Borrowing Agent on behalf of Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially adversely affecting the value, enforceability or collectibility of any portion of the Collateral that is material to the operation of the business of each Loan Party.

9.2. Borrowing Base Certificates; Schedules. Deliver to Agent (a) upon request at any time and in any event no later than 5:00 p.m. (New York time) on Wednesday of each week (or such other day as Agent may specify in such request), a Borrowing Base Certificate for each Borrowing Group, duly completed, as of the close of business on the previous Tuesday, certified by Borrowing Agent’s Chief Executive Officer, Chief Financial Officer or Treasurer reflecting (i) Unbilled Receivables and (ii) daily cash receipts and (b) on or before the twentieth (20th) day of each month as and for the prior month (i) accounts receivable agings and (ii) accounts payable schedules; provided, however, that, (x) if in any week the applicable Wednesday shall not be a Business Day then such day shall mean and refer to the next succeeding Business Day and (y) the monetary entries for each Foreign Borrower on each Borrowing Base Certificate shall be translated into the Dollar Equivalent of any currency other than Dollars. In addition, each Loan Party will deliver to Agent at such intervals as Agent may reasonably require such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers reasonably advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3. Environmental Reports. Furnish Agent, upon request, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Loan Party is in compliance in all material respects with all federal, state, provincial and local laws relating to environmental protection and control and occupational safety and health. To the extent any Loan Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Loan Party will implement in order to achieve full compliance.

9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (d) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness in excess of $250,000, including the names and addresses of the holders of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6. Government Receivables. Notify Agent promptly if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them in excess of $100,000.

9.7. Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Borrowing Agent, financial statements of Borrowers on a Consolidated Basis (and of Borrowers on a consolidating basis) including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowing Agent and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by a certificate of Borrowing Agent’s Chief Financial Officer or Chief Executive Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Loan Parties with respect to such event, and such certificate shall have appended thereto calculations which set forth Loan Party’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 7.6 and 7.11 hereof.

9.8. Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrowers on a Consolidated Basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a Consolidated Basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties. The reports shall be accompanied by a certificate signed by the Chief Financial Officer or Chief Executive Officer of Borrowing Agent, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 7.6 and 7.11 hereof.

9.9. Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month, an unaudited balance sheet of Borrowers on a Consolidated Basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a Consolidated Basis, reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrowers.

9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as any Borrower shall send to its stockholders.

9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Loan Parties including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least ten (10) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.12. Projected Operating Budget. Furnish Agent, no later than sixty (60) days after the beginning of each Loan Party’s fiscal year commencing with fiscal year 2009, a month by month projected operating budget and cash flow of Borrowers on a Consolidated Basis (and/or, at the request of Agent, on a Borrowing Group by Borrowing Group basis) for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the

President or Chief Financial Officer of Borrowing Agent to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.13. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.9 for each monthly report, all material variances from budgets submitted by Borrowing Agent pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material adverse change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Lender, and (iv) copies of any material adverse notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15. ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Pension Benefit Plan or the establishment of any new Pension Benefit Plan or the commencement of contributions to any Pension Benefit Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Pension Benefit Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16. Opening Balance Sheet. Furnish Agent within ninety (90) days after the Closing Date, an audited balance sheet of Borrowers on a Consolidated Basis which shall update the Pre-Closing Balance Sheet after giving effect to all of the financial transactions contemplated under this Agreement to occur on or about the Closing Date.

9.17. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. failure by any Loan Party to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2. any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document or in any certificate, document or financial or other statement furnished at any time pursuant to this Agreement or any Other Document shall prove to have been untrue or misleading in any material respect on the date when made or deemed to have been made;

10.3. failure by any Loan Party to (i) furnish financial information within fifteen (15) days of when due or when requested, or (ii) permit the inspection of its books or records, in each case, pursuant to the terms of this Agreement;

10.4. Issuance of a notice of Lien, levy, assessment, injunction or attachment with respect to an amount in excess of $1,000,000, individually or in the aggregate, against any Loan Party’s property which is not stayed or lifted within thirty (30) days;

10.5. except as otherwise provided for in Sections 10.1 and 10.3, and 10.5(ii), (i) failure of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between any Loan Party and Agent or any Lender including, without limitation, the Other Documents, or (ii) failure of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.4 or 9.6 hereof which is not cured within thirty (30) days from the occurrence of such failure or neglect;

10.6. any judgment or judgments are rendered or judgment liens filed against one or more Loan Parties for an aggregate amount in excess of $500,000 (or the Dollar Equivalent thereof with respect to any foreign currency) which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

10.7. any Borrower, any Subsidiary of any Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any federal, foreign, state or provincial bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing including, without limitation, the applicable shareholders or board of directors adopting any resolution to approve any of the foregoing, or (viii) if a petition is presented or an order made or a resolution passed or any other steps taken for the winding up or administration of any Borrower, any Subsidiary of any Borrower or any Guarantor, or if a notice is issued convening a meeting for the purpose of passing any such resolution (other than for the purposes of an amalgamation or reconstruction not involving or arising out of insolvency on terms previously approved in writing by Agent) (provided, however, that such Event of Default shall be deemed cured if such meeting is adjourned without the passing of such resolution or the rescheduling of another meeting to consider such resolution);

10.8. any Borrower, any Subsidiary of a Borrower, or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business (except to the extent the cessation of any business is consented to in writing by Agent and all Lenders), or if the liabilities of any Borrower or any Guarantor shall exceed its assets;

10.9. any Borrower or any Subsidiary of any Borrower incorporated under the laws of Germany enters into liquidation or is unable to pay its debts as they fall due (Zahlungsunfähigkeit), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness of or makes a general assignment for the benefit of or a composition with its creditors or, for any of the reasons set out in §§ 17-19 of the Insolvenzordnung, any such Subsidiary files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors of any such Subsidiary is required by law to file for insolvency or the competent court takes any of the actions set out in § 21 of the Insolvenzordnung or the competent court institutes insolvency proceedings against any such member of the Group (Eröffnung des Insolvenzverfahrens) unless, in case of actions or insolvency proceedings taken or commenced upon the unjustified request of a (purported) creditor, such actions and/or proceedings are contested by appropriate means and discontinued within thirty (30) days;

10.9A Stream Canada:

(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)	commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act;

(iii)	institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 10.9A, or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,

10.9B any petition is filed, application made or other proceeding instituted against or in respect of Stream Canada:

(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada);

(iii)

seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors

(including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity; or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 45 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Stream Canada thereunder in the interim, such grace period will cease to apply, and provided further that if Stream Canada files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

10.9C in respect of Stream UK:

(i)	a petition is presented or an order made or a resolution passed for winding up Stream UK or a notice is issued convening a meeting for the purpose of passing any such resolution (except for the purposes of an amalgamation or reconstruction not involving or arising out of insolvency on terms previously approved in writing by Agent);

(ii)	an encumbrancer takes possession of or a receiver or similar agent or officer is appointed over the whole or any part of the property or assets of Stream UK or a petition is presented or any other steps are taken for the appointment of an administrator to Stream UK; or

(iii)	if Stream UK is unable to pay its debts within the meaning of Article 103 of the Insolvency (Northern Ireland) Order, 1989.

10.9D in respect of Stream BV and Stream Service BV:

(i)	Stream BV or Stream Service BV takes any corporate action or other steps are taken or legal proceedings are started or threatened against either of them for their dissolution (“ontbinding”) and liquidation (“vereffening”) or legal demerger (“juridische splitsing”) involving Stream BV or Stream Service BV or their assets are placed under administration (“onder bewind gesteld”); or

(ii)

Stream BV or Stream Service BV takes any corporate action or any steps are taken or legal proceedings instituted or threatened against either of them for their entering into suspension of payments or for bankruptcy or for any analogous insolvency proceedings under any applicable law or for the appointment of a receiver or a similar officer of either of them or of any or all of their assets;

10.10. any Borrower or any Guarantor shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) of such Persons, singly or in the aggregate equal to or exceeding $500,000 (or the Dollar Equivalent thereof with respect to any applicable foreign currency); or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness;

10.11. any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (other than any Permitted Encumbrances which by operation of law would take priority over Agent’s Liens in the subject Collateral, it being understood that the Lien described in clause (b) of the defined term “Permitted Encumbrances” may not take priority over the Agent’s Liens and still constitute a Permitted Encumbrance);

10.12. a default of the obligations of any Borrower under any other agreement to which it is a party shall occur which results in a Material Adverse Effect;

10.13. termination or breach, following the expiration of any applicable grace or cure period of any Other Document executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, this Agreement, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.14. any Change of Ownership shall occur;

10.15. any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Agent;

10.16. (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of Borrower, the continuation of which is material to the continuation of Borrower’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and, with respect to both clauses (i) and (ii), such revocation, proceedings or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.17. any portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower or any Original Owner which is the owner of any portion of the Collateral valued in excess of $1,000,000 shall have become the subject matter of litigation which might reasonably be expected to result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.18. an event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) or which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or

10.19. the operations of Borrower’s facilities located in (a) Chilliwack, British Columbia, (b) London, Ontario, (c) Belleville, Ontario, (d) Cape Breton, Nova Scotia, (e) Londonderry, United Kingdom, (f) Berlin, Germany, (g) Beaverton, Oregon, (h) Watertown, New York, (i) Tampa, Florida, (j) Eugene, Oregon or (k) Richardson, Texas are interrupted at any time for more than thirty-six (36) hours during any period of seven (7) consecutive days, unless either (x) such business interruption is not reasonably likely to have a Material Adverse Effect or (y) the applicable Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption (or, at such Borrower’s election, any other consecutive three month period preceding the initial date of interruption and commencing subsequent to the Closing Date as then designated by such Borrower) and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition (or foreign equivalent) against any Loan Party in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Loan Party. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Foreign Security Agreements, under the Uniform

Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to Loan Parties therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with the collection of each Loan Party’s Receivables. The proceeds realized from the sale of any Collateral shall be applied in accordance with Section 11.5. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder; provided, however, that this Section 11.2 shall not apply with respect to any Lien or security interest granted under any of the German Security Agreements.

11.3. Setoff. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right to apply any Loan Party’s property held by Agent and such Lender to reduce the Obligations.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary except for Sections 16.3 and 16.4, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Document;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;

FOURTH, to the payment of all Swingline Advances (including, without limitation, accrued fees and interest);

FIFTH, to the payment of all accrued fees and interest on Advances (other than with respect to the Swingline Advances);

SIXTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit), other than Swingline Advance, in such order as Agent shall determine;

SEVENTH, to the payment of the outstanding principal amount of the Obligations consisting of liabilities under Swap Contracts;

EIGHTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to the payment of the surplus, if any, to Borrowing Agent on behalf of the applicable Borrower or whoever else may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH”, “SIXTH”, “SEVENTH” and “EIGHTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SIXTH” and “SEVENTH” above in the manner provided in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until July 30, 2013 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon fifteen (15) days’ prior written notice upon payment in full of the Obligations.

13.2. Termination. The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been paid or performed in full in connection with the termination of this Agreement or each Loan Party has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIV.	REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section 3.3 and in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of

Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Loan Party, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers. Any resignation by PNC as Agent pursuant to this Section 14.3 shall also constitute its resignation as Swingline Lender.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The parties hereto acknowledge and agree that, for purposes of the Dutch Security Agreements, any resignation by Agent is not effective until its contractual relationship under the Parallel Debt Foreign and the Parallel Debt US, including all its rights and obligations thereunder, is transferred to the successor Agent. Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debt Foreign and the Parallel Debt US to the successor Agent and will reasonably cooperate in transferring all rights under the Dutch Security Agreements to the successor Agent.

14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received written notice from a Lender or a Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Collective Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct.

14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9. Delivery of Documents. When and to the extent Agent receives each Borrowing Base Certificate required under Section 9.2 and financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13, from any Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders, which shall include by electronic or web-site posting means.

14.10. Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11. No Reliance on Agent’s Customer Identification. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

XV.	GUARANTEE.

15.1. Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations. Each payment made by any Guarantor pursuant to this Guarantee shall be made in lawful money of the United States in immediately available funds, (a) without set-off or counterclaim and (b) free and clear of and without deduction or withholding for or on account of any present and future taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings and any conditions or restrictions resulting in charges to tax and all penalties, interest and other payments on or in respect thereof (except for charges based on the overall net income of Agent or a Lender) (“Tax” or “Taxes”) unless the applicable Guarantor is compelled by law to make payment subject to such Taxes.

15.2. Intentionally Omitted.

15.3. Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (i) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (ii) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (iii) any requirement that the Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (iv) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Obligations, (v) all suretyship defenses and (vi) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by the Loan Parties and any defense that any other guarantee or security was or was to be obtained by Agent.

15.4. No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

15.5. Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XV, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing. Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

15.6. Indemnity. As an original and independent obligation under this Agreement, each Guarantor shall (a) indemnify the Agent and each of the Lenders and keep the Agent and each of the Lenders indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any party to make due and punctual payment of any of the Obligations or resulting from any of the Obligations being or becoming void, voidable, unenforceable or ineffective against any Borrower (including, but without limitation, all legal and other costs, charges and expenses incurred by Agent and each of the Lenders, or any of them in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Agreement); and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not Agent or any of the Lenders have attempted to enforce any rights against Borrower or any other Person or otherwise, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified as mutually agreed in writing by the party being indemnified and Guarantor, or as determined by a final nonappealable judgment of a court of competent jurisdiction.

15.7. Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment,

discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(i) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise;

(ii) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(iii) the failure of the Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(iv) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(v) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Loan Party; and

(vi) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Obligations or otherwise with respect to the Advances, Letters of Credit or other financial accommodations to any Borrower pursuant to this Agreement and/or the Other Documents.

15.8. Waiver of Notice. The Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

15.9. Agent’s Discretion. Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

15.10. Reinstatement.

(a) The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to the Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b) Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c) No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Obligations.

(d) If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e) Except to the extent expressly permitted by Sections 7.7 and 7.17 hereof, all present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s prior right to payment in full of Obligations. Except to the extent prohibited otherwise by this Agreement, or expressly permitted by Sections 7.7 and 7.17 hereof, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent. This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

(f) Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof.

15.11. Action Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, the Agent may and upon written request of the Required Lenders shall, without notice to or demand upon any Loan Party or any other Person, declare any obligations of such Guarantor hereunder immediately due and payable, and shall be entitled to enforce the obligations of each Guarantor. Upon such declaration by the Agent, the Agent and Lenders are hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisions or final) at any time held and other indebtedness at any time owing by the Agent or Lenders to or for the credit or the account of any Guarantor against any and all of the obligations of each Guarantor now or hereafter existing hereunder, whether or not the Agent or Lenders shall have made any demand hereunder against any other Loan Party and although such obligations may be contingent and unmatured. The rights of the Agent and Lenders hereunder are in addition to other rights and remedies (including other rights of set-off) which the Agent and Lenders may have. Upon such declaration by the Agent, with respect to any claims (other than those claims referred to in the immediately preceding paragraph) of any Guarantor against any Loan Party (the “Claims”), the Agent shall have the full right on the part of the Agent in its own name or in the name of such Guarantor to collect and enforce such Claims by legal action, proof of debt in bankruptcy or other liquidation proceedings, vote in any proceeding for the arrangement of debts at any time proposed, or otherwise, the Agent and each of its officers being hereby irrevocably constituted attorneys-in-fact for each Guarantor for the purpose of such enforcement and for the purpose of endorsing in the name of each Guarantor any instrument for the payment of money. Each Guarantor will receive as trustee for the Agent and will pay to the Agent forthwith upon receipt thereof any amounts which such Guarantor may receive from any Loan Party on account of the Claims. Each Guarantor agrees that at no time hereafter will any of the Claims be represented by any notes, other negotiable instruments or writings, except and in such event they shall either be made payable to the Agent, or if payable to any Guarantor, shall forthwith be endorsed by such Guarantor to the Agent. Each Guarantor agrees that no payment on account of the Claims or any security interest therein shall be created, received, accepted or retained during the continuance of any Event of Default nor shall any financing statement be filed with respect thereto by any Guarantor.

15.12. Statute of Limitations. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by any Loan Party or others (including any Lenders) with respect to any of the Obligations shall, if the statute of limitations in favor of any Guarantor against the Agent or Lenders shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

15.13. Interest. All amounts due, owing and unpaid from time to time by any Guarantor hereunder shall bear interest at the interest rate per annum then chargeable with respect to Domestic Rate Loans constituting Revolving Advances.

15.14. Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the Other Documents. Each Guarantor has made an independent investigation of the Loan Parties and of the financial condition of the Loan Parties. Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Loan Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Loan Party to which this Article XV applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

15.15. Termination. The provisions of this Article XV shall remain in effect until the indefeasible payment in full in cash of all Obligations and irrevocable termination of this Agreement.

XVI.	BORROWING AGENCY.

16.1. Borrowing Agency Provisions; Several Nature of Foreign Borrowers.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. None of Agent, any Issuer or any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent, each Issuer and each Lender and holds Agent, each Issuer and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent, any Issuer or any Lender by any

Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent, any Lender or any Issuer on any request or instruction from Borrowing Agent or any other action taken by Agent, any Lender or any Issuer with respect to this Section 16.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(c) Subject to the provisions of Sections 16.3 and 16.4, all Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof.

16.2. Waivers. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations. Each Loan Party hereby waives all suretyship defenses. Each Borrower hereby agrees that the other waiver provisions applicable to each Guarantor under the provisions of Article 15 of this Agreement, shall be applicable to each Borrower, as if each Borrower were also a Guarantor.

16.3. Limitation on Liability of Foreign Borrowers. It is the intent of the parties and the parties hereby agree that, notwithstanding any provision of this Agreement or any Other Documents, Foreign Borrowers shall not be liable for any US Obligations, the present and future assets of Foreign Borrowers shall not be subject to any Charges, claim or action by the Agent or the Lenders to satisfy any US Obligations and neither the Agent nor the Lenders shall have any recourse under this Agreement or any Other Documents against any Foreign Borrower or its assets in respect of any US Obligations. All amounts paid by Foreign Borrowers and all value derived from its assets shall be applied only to Obligations of Foreign Borrowers. As and when the Obligations owing in respect of Term Loan Foreign and the Revolving Advances due and owing from any Foreign Borrower have been reduced to zero, and the agreement of Agent and Lenders to make any further Revolving Advances to any Foreign Borrower shall have irrevocably terminated, then Foreign Borrowers shall cease to be Borrowers and shall be entitled to be released and discharged from all obligations under this Agreement and the Other Documents, the Agent and Lenders shall have no further claim against any Foreign Borrower or its assets and all provisions of this Agreement that relate to Foreign Borrowers, other than provisions which apply generally to Subsidiaries or Foreign Subsidiaries shall cease to have further force and effect. Any references in this Agreement or in any Other Documents to specific statutes or to governmental agencies of the United States of America (including, without limitation, the reference to the National Labor Relations Board in Section 5.14(b)(ii)), shall be, when applied to any Foreign Borrower, deemed to refer to the applicable provisions or governmental agencies of Canada, Northern Ireland or Germany, as the case may be, if any, provided, however, that Sections 5.25, 7.16, 7.18 and 9.15 shall be inapplicable to Foreign Borrowers. Any reference in a financial covenant or otherwise to any Dollar figure shall be deemed, when applied to Stream Canada, Stream UK, Stream BV, Stream Service BV or Stream Germany, to refer to the Dollar Equivalent of the applicable foreign currency.

16.4. Limitation on Liability of Stream Germany.

(a) Notwithstanding any other provision of this Agreement to the contrary the parties hereto agree that if and to the extent that (i) any guaranty, indemnity and/or security granted by Stream Germany and/or (ii) any joint and several liability assumed in respect of the Obligations of any Borrower by Stream Germany under this Agreement (together, the “Stream Germany Security”) is enforced against Stream Germany with respect to Obligations of a direct or indirect shareholder of Stream Germany or a subsidiary of such shareholder which is an affiliated company (verbundenes Unternehmen) within the meaning of § 15 of the German Stock Corporation Act (Aktiengesetz), the right to enforce the Stream Germany Security against Stream Germany shall be limited to its net assets (Nettovermögen) if otherwise the enforcement of the Stream Germany Security would result in a breach of sections 30 et seq. of the German Limited Liability Company Act (Gesetz betreffend die Gesellschaft mit beschränkter Haftung – GmbHG).

(b) The net assets within the meaning of Section 16.4(a) above shall be the total assets of Stream Germany, calculated as the sum of the balance sheet positions shown under § 266 (2) A, B and C of the German Commercial Code (Handelsgesetzbuch), less the sum of the liabilities shown under balance sheet positions pursuant to § 266 (3) B, C and D of the German Commercial Code and the registered share capital (Stammkapital).

(c) The amount that may be enforced under the Stream Germany Security shall be reduced to the extent and up to the amount with respect to which Stream Germany demonstrates upon receiving a request for payment from the Agent and/or any Lender that the enforcement of the Stream Germany Security would exceed the limits provided for under this Section 16.4, provided that Stream Germany shall upon request of the Agent and/or any Lender within a period of twenty (20) Business Days from receipt of such request deliver a confirmation of its auditors addressed to the Agent and/or any of the Lenders with respect to the amounts stated as its net assets calculated pursuant to this Section 16.4. Such confirmation by the auditors of Stream Germany shall be binding on the Agent and/or any Lender, save in the case of manifest error.

(d) For the purposes of the calculation under Section 16.4(a) and (b) above the following adjustments shall be made:

(i) The amount of any increase of Stream Germany’s stated share capital after the date hereof (i) that has been effected without the prior written consent of the Agent, (ii) that has been affected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or (iii) to the extent that it is not fully paid up, shall be deducted from the stated share capital; and

(ii) Any shareholder loans to the extent such shareholder loans have not to be taken into account as a liability under the relevant calculation pursuant to section 30 of the German Limited Liability Company’s Act or any other loans and other contractual liabilities incurred by Stream Germany in violation of any agreement to which it and the Lenders and/or the Agent are a party shall be deducted from the liabilities.

(e) If enforcement of the Stream Germany Security shall be limited in accordance with Section 16.4(a) to (d) above, Stream Germany shall realize, to the extent legally permitted, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the relevant assets are not necessary for Stream Germany’s business (nicht betriebsnotwendiges Vermögen).

16.5. Parallel Debt Foreign.

(a) Stream BV and Stream Service BV hereby irrevocably and unconditionally undertake to pay to Agent, acting on its own behalf (in Dutch: voor zich) and not as agent for any Person, amounts equal to the aggregate amount payable (verschuldigd) by any Foreign Borrower in respect of the Foreign Obligations (such payment undertakings by Stream BV or Stream Service BV to Agent, hereinafter referred to as the “Parallel Debt Foreign”).

(b) The Parallel Debt Foreign will become due and payable (opeisbaar) as and when one or more of the Foreign Obligations becomes due and payable without any further notice being required.

(c) Each of the parties to this Agreement hereby acknowledges that: (i) the Parallel Debt Foreign constitutes an undertaking, obligation and liability of each of Stream BV and Stream Service BV to Agent which is transferable and separate and independent from, and without prejudice to, the Foreign Obligations and (ii) the Parallel Debt Foreign represents Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt Foreign from Stream BV or Stream Service BV, it being understood, that the amount which may become payable by Stream BV or Stream Service BV under or pursuant to the Parallel Debt Foreign from time to time shall never exceed the aggregate amount which is payable under the relevant Foreign Obligations from time to time.

(d) For the avoidance of doubt, each of the parties to this Agreement hereby confirms that the claim of Agent against Stream BV and/or Stream Service BV in respect of the Parallel Debt Foreign and the claims of any Lender against the parties in respect of the Foreign Obligations payable to such Lender do not constitute common property (een gemeenschap) within the meaning of Article 3:166 of the Dutch Civil Code (“DCC”) and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Agent and such claims of any Lender do constitute such common property and such provisions do apply, the parties to this Agreement agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Article 3:168 DCC.

(e) For the avoidance of doubt, the parties hereto confirm that this Agreement is not to be construed as an agreement as referred to in Article 6:16 DCC and that Article 6:16

DCC shall not apply, and therefore, that the provisions relating to common property (een gemeenschap) within the meaning of Article 3:166 DCC shall not apply by analogy to the relationship between Agent and any Lender on the one hand and Stream BV and Stream Service BV on the other hand.

(f) To the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt Foreign (the “Received Amount”), the Foreign Obligations shall be reduced by an aggregate amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Foreign Obligations. For the avoidance of doubt, to the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Foreign Obligations, the Parallel Debt Foreign shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt Foreign.

16.6. Parallel Debt US.

(a) Stream hereby irrevocably and unconditionally undertakes to pay to Agent, acting on its own behalf (in Dutch: voor zich) and not as agent for any Person, amounts equal to the aggregate amount payable (verschuldigd) in respect of the US Obligations (such payment undertakings by Stream to Agent, hereinafter referred to as the “Parallel Debt US”).

(b) The Parallel Debt US will become due and payable (opeisbaar) as and when one or more of the US Obligations becomes due and payable without any further notice being required.

(c) Each of the parties to this Agreement hereby acknowledges that: (i) the Parallel Debt US constitutes an undertaking, obligation and liability of Stream to Agent which is transferable and separate and independent from, and without prejudice to, the US Obligations and (ii) the Parallel Debt US represents Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt US from Stream, it being understood, that the amount which may become payable by Stream under or pursuant to the Parallel Debt US from time to time shall never exceed the aggregate amount which is payable under the relevant US Obligations from time to time.

(d) For the avoidance of doubt, each of the parties to this Agreement hereby confirms that the claim of Agent against Stream in respect of the Parallel Debt US and the claims of any Lender against the parties in respect of the US Obligations payable to such Lender do not constitute common property (een gemeenschap) within the meaning of Article 3:166 of the Dutch Civil Code (“DCC”) and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Agent and such claims of any Lender do constitute such common property and such provisions do apply, the parties to this Agreement agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Article 3:168 DCC.

(e) For the avoidance of doubt, the parties hereto confirm that this Agreement is not to be construed as an agreement as referred to in Article 6:16 DCC and that Article 6:16 DCC shall not apply, and therefore, that the provisions relating to common property (een gemeenschap) within the meaning of Article 3:166 DCC shall not apply by analogy to the relationship between Agent and any Lender on the one hand and Stream on the other hand.

(f) To the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt US (the “US Received Amount”), the US Obligations shall be reduced by an aggregate amount (the “US Deductible Amount”) equal to the US Received Amount in the manner as if the US Deductible Amount were received as a payment of the US Obligations. For the avoidance of doubt, to the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the US Obligations, the Parallel Debt US shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt US.

XVII.	MISCELLANEOUS.

17.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 17.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s and/or any Lender’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

17.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged (subject to the other provisions of this Section 17.2). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, or Agent with the consent in writing of the Required Lenders, and Loan Parties may, subject to the provisions of this Section 17.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i) increase the Commitment Percentage or maximum Dollar commitment of any Lender.

(ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement.

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 17.2(b).

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000 or, subsequent to the Closing Date, release any Loan Party.

(v) change the rights and duties of Agent.

(vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder plus the then outstanding Swingline Advances would exceed (1) the Formula Amount for more than thirty (30) consecutive Business Days, (2) one hundred and five percent (105%) of the Formula Amount or (3) the Maximum Revolving Advance Amount.

(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date.

(viii) alter, amend or modify the provisions of Section 7.23.

(c) The rights and duties of Agent and the Swingline Lender may only be modified with the written consent of Agent and the Swingline Lender as the case may be.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may, at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed one hundred percent (100%) of the Formula Amount for up to thirty (30) consecutive Business Days, whether with respect to Revolving Advances made to US Borrowers, to Foreign Borrowers or to Borrowers in the aggregate, but not in excess of one hundred and five percent (105%) of the Formula Amount, nor in any event in excess of the Maximum Revolving Advance Amount. For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible US Receivables” or “Eligible Foreign Receivables” becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than five percent (5%), whether with respect to Revolving Advances made to US Borrowers, to Foreign Borrowers or to Borrowers in the aggregate, Agent shall use its efforts to have the applicable Borrowing Group decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 17.2, the Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the applicable Borrowing Group pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and five percent (105%) of the Formula Amount with respect to US Borrowers, to Foreign Borrowers or to Borrowers in the aggregate.

17.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Transferee”). Each Transferee may exercise all rights of set-off with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Loan Parties shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Loan Parties be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Each Loan Party hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.

(c) Any Lender may with the consent of Agent which shall not be unreasonably withheld or delayed sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided, however, that Lenders may sell, assign or transfer a portion of their interests under the Loan Agreement and Notes to Affiliates of each such Lender, without the consent of Agent and without the applicability of the $5,000,000 minimum amount otherwise applicable to such sales, assignments or transfers, not to exceed, for each Lender and Affiliates thereof, three (3) such sales, assignments or transfers in the aggregate during the term of the Loan Agreement. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Any and all such sales, assignments and transfers shall be pro rata as to the Commitment Percentages of the Transferor Lender in all Advances; in no event shall any Lender hold, sell or acquire differing percentages of types of Advance or commitments to fund Advances, including without limitation relating to US Obligations versus Foreign Obligations, Revolving Advances versus Term Loans. Loan Parties hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Notwithstanding the foregoing, except in the case of an assignment to an existing Lender, the amount of any assignment with respect to a borrowing to Stream BV or Stream Service BV shall always be at least EUR 50,000, its Dollar Equivalent or its equivalent in foreign currency.

(d) Nothing contained herein shall limit in any way the right of any Lender (without notice to, consent of, Agent or any Borrower) to assign all or a portion of the Advances owing to it from time to time to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System or any Operating Circular issued by such Federal Reserve Bank, or (ii) to any other Person to whom such Lender is indebted from time to time (including, but not limited to, under any warehousing, securitization or overnight repurchase facility), as collateral security in respect thereof, but no such assignment shall release the assigning Lender from its obligations hereunder.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Loan Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

(f) Each Loan Party authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender’s possession concerning Loan Parties which has been delivered to such Lender by or on behalf of Loan Parties pursuant to this Agreement or in connection with such Lender’s credit evaluation of Loan Parties.

17.4. Application of Payments. Except with respect to the pledge of shares executed by Stream Germany, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

17.5. Indemnity. Each Loan Party shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

17.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 17.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 17.6) in accordance with this Section 17.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 17.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 17.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, five (5) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 17.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:	PNC Bank, National Association
4720 Piedmont Row Drive, Suite 300 Charlotte, NC 28210 Attention: Scott Goldstein Telephone: 704.551.8511 Telecopier: 704.643.7918 E-mail: scott.goldstein@pnc.com

	and a copy to each of:	Hahn & Hessen LLP
488 Madison Avenue New York, New York 10022 Attention: Steven J. Seif, Esq. Telephone: 212.478.7370 Telecopier: 212.478.7400 E-mail: sseif@hahnhessen.com

	and:	PNC Agency Services
PNC Firstside Center 500 First Avenue Pittsburgh, PA 15219 Attention: Andrea Gibb Telephone: 412.762.7196 Telecopier: 412.705.2006 E-mail: andrea.gibb@pnc.com

(B) If to a Lender other than Agent, as specified on the signature pages of Amendment No. 2 and Consent.

(C) If to Borrowing Agent

SHC or any Borrower at:	Stream Holdings Corporation
2220 Campbell Creek Boulevard Richardson, Texas 75082 Attention: Tom Andrus, Chief Financial Officer Telephone: 469.624.5025 Telecopier: 972.692.7173 E-mail: tom.andrus@stream.com

with a copy to each of:	Global BPO Services Corp.
High Street Tower, 30th Floor 125 High Street Boston, Massachusetts 02110

Attention: R. Scott Murray, Chief Executive Officer and Sheila M. Flaherty, Executive Vice President and General Counsel
Telephone: 617.517.3250 Telecopier: 617.517.3247 E-mail: scottmurray@globalbpo.biz and sheilaflaherty@globalbpo.biz

and:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street Boston, Massachusetts 02109 Attention: Mitchel Appelbaum, Esq Telephone: 617.526.6000 Telecopier: 617.526.5000 E-mail: mitchel.appelbaum@wilmerhale.com

17.7. Survival. The obligations of Loan Parties under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h) and 17.5 and of Lenders under Section 14.7 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

17.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

17.9. Expenses. All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel, and with respect to clause (d), of each of the Lenders) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and/or under the Other Documents, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Loan Party, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and/or under the Other Documents, may be charged to Borrowers’ Account and shall be part of the Obligations.

17.10. Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

17.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

17.12. Replacement of Lenders. In the event (i) any Lender or Agent delivers a certificate requesting compensation pursuant to Section 3.7 or 3.9, (ii) any Lender or Agent delivers a notice described in Section 3.8, (iii) any Borrower is required to pay any additional amount to any Lender or Agent or any Governmental Authority on account of any Lender or the Agent pursuant to Section 3.10, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by any Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by all other Lenders or all other affected Lenders, as the case may be, or (v) any Lender or Agent defaults in its obligations to make Advances or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 17.3(e)), upon notice to such Lender (with a copy to Agent) or Agent, require such Lender or Agent to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 17.3), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) Borrowers shall have received the prior written consent of Agent (in its capacity as the issuer of Letters of Credit)), which consent shall not unreasonably be withheld or delayed, and (y) Borrowers or such assignee shall have paid to the affected Lender or Agent in immediately available funds an amount equal to the sum of the principal of and interest and any early termination fee (if any) accrued to the date of such payment on the outstanding Loans of such Lender or any payments or disbursements made by Agent pursuant to a Letter of Credit issued by the Agent, respectively, affected by such assignment plus all fees and other amounts owing to or accrued for the account of such Lender or Agent hereunder (including any amounts under Sections 3.7, 3.8 and 3.9); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or Agent’s claim for compensation under Sections 3.7 or 3.9 or notice under Section 3.8 or the amounts paid pursuant to Section 3.10, as the case may be, cease to cause such Lender or Agent to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 3.8, or cease to result in amounts being payable under Section 3.8, as the case may be, or if such Lender or Agent shall waive its right to claim further compensation under Section 3.7 or 3.9 in respect of such circumstances or event or shall withdraw its notice under Section 3.8 or shall waive its right to further payments under Section 3.10 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or Agent shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and Agent hereby grants to Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and Agent as assignor, any Commitment Transfer Supplement necessary to effectuate any assignment of such Lender’s or Agent’s interests hereunder in the circumstances contemplated by this Section 17.12.

17.13. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

17.14. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or “pdf” transmission shall be deemed to be an original signature hereto.

17.15. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

17.16. Confidentiality; Sharing Information.

(a) Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify Borrowing Agent of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b) Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and such Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of Section 17.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

17.17. Publicity. Each Loan Party and each Lender hereby authorizes Agent, after consultation with Loan Parties, to make appropriate announcements in its own name of the financial arrangement entered into among Loan Parties, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall deem reasonably appropriate.

17.18. USA Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

[remainder of page intentionally left blank; signature pages follow]

Each of the parties has signed this Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement as of the day and year first above written.

STREAM HOLDINGS CORPORATION,
as a Guarantor

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President and Treasurer

STREAM FLORIDA INC., as a Borrower

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President and Chief Executive Officer

STREAM INTERNATIONAL INC., as a Borrower

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

STREAM NEW YORK INC., as a Borrower

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

Signature Page to Fourth Amended & Restated Revolving Credit, Term Loan & Security Agreement - 1471555

STREAM INTERNATIONAL CANADA INC.,
as a Borrower

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President

STREAM INTERNATIONAL (N.I.) LTD., as a Borrower

By:	/s/ Toni Portmann
Name:	Toni Portmann
Title:	Director

STREAM INTERNATIONAL GMBH, as a Borrower

By:	/s/ Toni Portmann
Name:	Toni Portmann
Title:	Director

STREAM INTERNATIONAL EUROPE B.V., as a Borrower

By:	/s/ Toni Portmann
Name:	Toni Portmann
Title:	Director

STREAM INTERNATIONAL SERVICE EUROPE B.V., as a Borrower

By:	/s/ Toni Portmann
Name:	Toni Portmann
Title:	Director

Signature Page to Fourth Amended & Restated Revolving Credit, Term Loan & Security Agreement - 1471555

STREAM GLOBAL SERVICES, INC.,
as a Guarantor

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	President and Treasurer

Signature Page to Fourth Amended & Restated Revolving Credit, Term Loan & Security Agreement - 1471555

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent

By:	/s/ Scott K. Goldstein
Name:	Scott K. Goldstein
Title:	Vice President

Commitment Percentage: 100.0000%

Signature Page to Fourth Amended & Restated Revolving Credit, Term Loan & Security Agreement - 1471555

Exhibit 4.15(j)

[LETTERHEAD PNC BANK, NATIONAL ASSOCIATION]

ABN AMRO Bank N.V.

[fax number]

Attn: [name]	[date]

Dear [                    ],

Reference is made to the account with number [                        ] (the “Account”) in the name of PNC Bank, National Association (“PNC”) regarding (inzake) Stream International Europe B.V. (“Stream BV”).

We hereby inform you that Stream BV is authorized to transfer funds from the Account to an operation account with number [                        ] in the name of Stream BV (the “Operating Account”). This right shall terminate on the earlier of (i) when you have received written notification by us that an Event of Default (as defined in the Loan Agreement) has occurred or (ii) Stream BV has been declared bankrupt.

Until that time, we ask that you kindly comply with instructions from Stream BV to transfer funds from the Account to the Operating Account.

Yours faithfully,

PNC Bank, National Association

By:
Title:

Exhibit 4.15(j) - 1

Exhibit 17.3

FORM OF COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of                          , 200  , among [                                ] (the “Transferor Lender”), each Purchasing Lender executing this Commitment Transfer Supplement (each a “Purchasing Lender”) and PNC Bank, National Association (“PNC”) as agent for the Lenders (as defined below) under the Third Amended and Restated Revolving Credit, Term Loan and Security Agreement described below.

W I T N E S S E T H:

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with the Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of July 31, 2008 (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Loan Agreement”) by and among STREAM HOLDINGS CORPORATION, a Delaware corporation (“SHC”), STREAM FLORIDA INC., a Delaware corporation and a wholly-owned Subsidiary of SHC (“SFI”), STREAM INTERNATIONAL INC., a Delaware corporation and a wholly-owned Subsidiary of SHC (“Stream”), and STREAM NEW YORK INC. a Delaware corporation and a wholly-owned Subsidiary of SHC (“SNY”) (SFI, Stream and SNY, each a “US Borrower” and collectively the “US Borrowers”), STREAM INTERNATIONAL CANADA INC., a company organized under the laws of Ontario and a Subsidiary of Stream (“Stream Canada”), and STREAM INTERNATIONAL EUROPE B.V., a company organized under the laws of the Netherlands and a wholly-owned Subsidiary of Stream (“Stream BV”), STREAM INTERNATIONAL SERVICE EUROPE B.V., a company organized under the laws of the Netherlands and a wholly-owned Subsidiary of Stream International (Bermuda) Ltd. (“Stream Service BV”), STREAM INTERNATIONAL (N.I.) LTD., a company organized under the laws of Northern Ireland and a Subsidiary of Stream (“Stream UK”) and STREAM INTERNATIONAL GMBH, a company organized under the laws of Germany and a Subsidiary of Stream (“Stream Germany”) (Stream Canada, Stream BV, Stream Service BV, Stream UK and Stream Germany, each a “Foreign Borrower” and collectively the “Foreign Borrowers”) (US Borrowers and the Foreign Borrowers, each a “Borrower” and collectively the “Borrowers”), and STREAM GLOBAL SERVICES, INC. (formerly known as GLOBAL BPO SERVICES CORP.), a Delaware corporation and, as of the Closing Date, the owner of all of the issued and outstanding shares of the capital stock of SHC (“SGS”) (SHC and SGS, each a “Guarantor” and collectively the “Guarantors”; Borrowers and Guarantors, each a “Loan Party” and collectively the “Loan Parties”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”), PNC as “Swingline Lender” (as defined in the Loan Agreement) and PNC CAPITAL MARKETS LLC., as sole lead arranger;

WHEREAS, each Purchasing Lender wishes to become a Lender party to the Loan Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender, rights, obligations and commitments under the Loan Agreement;

Exhibit 17.3 - 1

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. All capitalized terms used herein which are not defined shall have the meanings given to them in the Loan Agreement.

2. Upon receipt by the Agent of four counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and each Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date shall not be earlier than the Business Day on which such Transfer Effective Notice is received. From and after the Transfer Effective Date, each Purchasing Lender shall be a Lender party to the Loan Agreement for all purposes thereof.

3. At or before 1:00 P.M. (New York City time) on the Transfer Effective Date each Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (Purchasing Lender’s “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Loan Agreement and the Notes. Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and such Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Loan Agreement and the Notes together with all instruments, documents and collateral security pertaining thereto.

4. Transferor Lender has made arrangements with each Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Loan Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Loan Agreement from and after the Transfer Effective Date.

5. (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Loan Agreement and the Notes shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Loan Agreement and the Notes shall, instead, accrue for the account of, and be payable to, Transfer Lender and Purchasing Lender, as the case may be, in accordance with their respective interests

Exhibit 17.3 - 2

as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to Purchasing Lender of such amount upon receipt thereof from Borrowers.

6. Concurrently with the execution and delivery hereof, Transferor Lender will provide to each Purchasing Lender conformed copies of the Loan Agreement and all related documents delivered to Transferor Lender.

7. Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

8. By executing and delivering this Commitment Transfer Supplement, Transferor Lender and each Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, the Notes or any other instrument or document furnished pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its Obligations under the Loan Agreement, the Notes or any other instrument or document furnished pursuant hereto; (iii) each Purchasing Lender confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements and such Other Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) each Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (v) each Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the terms thereof; (vi) each Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Loan Agreement to be performed by each as a Lender; and (vii) each Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and Borrowers that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by each Borrower under the Loan Agreement and the Documents or (y) is engaged in trade or business within the United States of America.

9. Schedule I hereto sets forth the revised Commitment Percentages of Transferor Lender and the Commitment Percentage of each Purchasing Lender as well as administrative information with respect to Purchasing Lender.

Exhibit 17.3 - 3

10. This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

11. This Commitment Transfer Supplement may be executed in one or more counterparts each of which taken together shall constitute one and the same agreement. Any signature delivered via facsimile shall be deemed to be an original signature hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

[ ]
as Transferor Lender

By:
Name:
Title:

[ ]

as a Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION as Agent

By:
Name:
Title:

Exhibit 17.3 - 4

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

[Transferor Lender]	Revised Commitment Amount	$
	Revised Commitment Percentage		%

[Purchasing Lender]	Commitment Amount	$
	Commitment Percentage		%

Addresses for Notices

Attention:
Telephone:
Telecopier:

Schedule I - 1

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To: [                                         ], as Transferor Lender and [                                         ], as Purchasing Lender:

The undersigned, as Agent under the Fourth Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of July 31, 2008 (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Loan Agreement”) by and among STREAM HOLDINGS CORPORATION, a Delaware corporation (“SHC”), STREAM FLORIDA INC., a Delaware corporation and a wholly-owned Subsidiary of SHC (“SFI”), STREAM INTERNATIONAL INC., a Delaware corporation and a wholly-owned Subsidiary of SHC (“Stream”), and STREAM NEW YORK INC. a Delaware corporation and a wholly-owned Subsidiary of SHC (“SNY”) (SFI, Stream and SNY, each a “US Borrower” and collectively the “US Borrowers”), STREAM INTERNATIONAL CANADA INC., a company organized under the laws of Ontario and a Subsidiary of Stream (“Stream Canada”), and STREAM INTERNATIONAL EUROPE B.V., a company organized under the laws of the Netherlands and a wholly-owned Subsidiary of Stream (“Stream BV”), STREAM INTERNATIONAL SERVICE EUROPE B.V., a company organized under the laws of the Netherlands and a wholly-owned Subsidiary of Stream International (Bermuda) Ltd. (“Stream Service BV”), STREAM INTERNATIONAL (N.I.) LTD., a company organized under the laws of Northern Ireland and a Subsidiary of Stream (“Stream UK”) and STREAM INTERNATIONAL GMBH, a company organized under the laws of Germany and a Subsidiary of Stream (“Stream Germany”) (Stream Canada, Stream BV, Stream Service BV, Stream UK and Stream Germany, each a “Foreign Borrower” and collectively the “Foreign Borrowers”) (US Borrowers and the Foreign Borrowers, each a “Borrower” and collectively the “Borrowers”), and STREAM GLOBAL SERVICES, INC. (formerly known as GLOBAL BPO SERVICES CORP.) (“SGS”) (SHC and SGS, each a “Guarantor” and collectively the “Guarantors”; Borrowers and Guarantors, each a “Loan Party” and collectively the “Loan Parties”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders” and individually a “Lender”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”), PNC as “Swingline Lender” (as defined in the Loan Agreement) and PNC CAPITAL MARKETS LLC., as sole lead arranger, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto and Notes for each Lender. Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be                      , 200  .

PNC BANK, NATIONAL ASSOCIATION
as Agent

By:
Title:

Schedule II - 1